     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 10, 1997


                                                      REGISTRATION NO. 333-19051
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2


                                       TO


                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  GO2NET, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                               7375                              91-1710182
   (State or other jurisdiction of       (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)         Classification Code Number)              Identification No.)

                               1301 FIFTH AVENUE
                                   SUITE 3320
                           SEATTLE, WASHINGTON 98101
                                 (206) 447-1595
 (Name, address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------
                              RUSSELL C. HOROWITZ
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  GO2NET, INC.
                               1301 FIFTH AVENUE
                                   SUITE 3320
                           SEATTLE, WASHINGTON 98101
                                 (206) 447-1595
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------
                                   COPIES TO:

            MICHAEL J. RICCIO, JR., ESQUIRE                             KEVIN A. COYLE, ESQUIRE
              HUTCHINS, WHEELER & DITTMAR                                  GRAHAM & JAMES LLP
               A PROFESSIONAL CORPORATION                                   400 CAPITOL MALL
                   101 FEDERAL STREET                                          SUITE 2400
              BOSTON, MASSACHUSETTS 02110                             SACRAMENTO, CALIFORNIA 95814
                     (617) 951-6600                                          (916) 558-6700

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                            ------------------------
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE


====================================================================================================================
                                                                 PROPOSED MAXIMUM PROPOSED MAXIMUM
                                                                  OFFERING PRICE      AGGREGATE        AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE           AMOUNT TO BE          PER           OFFERING       REGISTRATION
REGISTERED                                        REGISTERED(1)      SHARE(2)         PRICE(2)            FEE
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share..........     1,840,000         $9.00         $16,560,000        $5,019
--------------------------------------------------------------------------------------------------------------------
Representative's Warrants.......................      50,000           $0.01            $500             $1.00
--------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon exercise of
  Representative's Warrants.....................      50,000          $14.85          $742,500           $225
--------------------------------------------------------------------------------------------------------------------
    Total Registration Fee......................                                                        $5,245
====================================================================================================================



(1) Includes an aggregate of 240,000 shares which the Underwriters have the option to purchase from the Company solely to cover overallotments, if any. See "Underwriting."


(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.


(3) $4,978 of the registration fee was previously paid to the Securities and Exchange Commission.


                            ----------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
================================================================================

                                  GO2NET, INC.
                             CROSS-REFERENCE SHEET

        (PURSUANT TO ITEM 501 OF REGULATION S-K SHOWING THE LOCATION IN THE PROSPECTUS OF THE RESPONSES TO THE ITEMS IN PART I OF FORM S-1)

ITEM             NUMBER AND HEADING OF FORM S-1                   LOCATION IN PROSPECTUS
----   --------------------------------------------------    ---------------------------------
 1.    Forepart of the Registration Statement and Outside
         Front Cover Page of Prospectus                      Outside Front Cover Page

 2.    Inside Front and Outside Back Cover Pages of
         Prospectus                                          Inside Front Cover Page and
                                                             Outside Back Page of Prospectus
 3.    Summary Information, Risk Factors and Ratio of
         Earnings to Fixed Charges                           Prospectus Summary; Risk Factors

 4.    Use of Proceeds                                       Prospectus Summary; Risk Factors;
                                                             Use of Proceeds

 5.    Determination of Offering Price                       Outside Front Cover Page; Risk
                                                             Factors; Underwriting
 6.    Dilution                                              Risk Factors; Dilution

 7.    Selling Security Holders                              Not Applicable

 8.    Plan of Distribution                                  Outside Front Cover Page;
                                                             Underwriting

 9.    Description of Securities to be Registered            Capitalization; Description of
                                                             Capital Stock

10.    Interests of Named Experts and Counsel                Legal Matters; Experts

11.    Information with Respect to the Registrant            Outside Front Cover Page;
                                                             Prospectus Summary; Risk Factors;
                                                             The Company; Use of Proceeds;
                                                             Dividend Policy; Capitalization;
                                                             Dilution; Selected Financial
                                                             Data; Management's Discussion and
                                                             Analysis of Financial Condition
                                                             and Results of Operations;
                                                             Business; Management; Certain
                                                             Transactions; Principal
                                                             Stockholders; Description of
                                                             Capital Stock; Shares Eligible
                                                             for Future Sale; Financial
                                                             Statements

12.    Disclosure of Commission Position on
         Indemnification for Securities Act Liabilities      Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES
     IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED APRIL 10, 1997

PROSPECTUS
                                1,600,000 SHARES

                                      LOGO
                                  COMMON STOCK
                            ------------------------


     All of the shares of Common Stock, par value $.01 per share, offered hereby are being sold by go2net, Inc., a Delaware corporation (the "Company"). Prior to this offering of Common Stock of the Company (the "Offering"), there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price of the Common Stock will be between $7.00 and $9.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for listing on the Nasdaq SmallCap Market and the Boston Stock Exchange under the symbols "GNET" and "GO," respectively.

                            ------------------------


THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION
     WITH THE POSSIBILITY OF THE LOSS OF THE INVESTMENT. SEE "RISK FACTORS"
                          COMMENCING ON PAGE 5 HEREOF.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

========================================================================================================
                                                                  UNDERWRITING
                                               PRICE TO             DISCOUNTS           PROCEEDS TO
                                                PUBLIC         AND COMMISSIONS(1)       COMPANY(2)
--------------------------------------------------------------------------------------------------------
Per Share................................           $                   $                    $
--------------------------------------------------------------------------------------------------------
Total(3).................................           $                   $                    $
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

---------------

(1) Does not include a non-accountable expense allowance payable by the Company to Maxwell Capital, Inc. and National Securities Corporation, as representatives of the Underwriters (the "Representatives"), equal to 2% of the gross proceeds of the Offering, of which $80,000 has been paid to date, and warrants to purchase 50,000 shares of Common Stock at an exercise price of 165% of the initial public offering price per share to be issued to National Securities Corporation (the "Representative's Warrants"). The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended. See "Underwriting."



(2) Before deducting expenses of the Offering payable by the Company estimated at $200,000, excluding the non-accountable expense allowance payable to the Representatives.



(3) The Company has granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 240,000 additional shares of Common Stock at the price to public less underwriting discounts and commissions solely for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discounts and Commissions, and
    Proceeds to Company will be $          , $          and $          ,
    respectively. See "Underwriting."

                            ------------------------

     The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if accepted by them, approval of certain legal matters by counsel to the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of the Common Stock will be made in New York, New York on
or about           , 1997.

                            ------------------------


MAXWELL CAPITAL, INC.                            NATIONAL SECURITIES CORPORATION

                            ------------------------

                The date of this Prospectus is           , 1997.

          [ARTWORK DEPICTING THE COMPANY'S INTERNET SITE "HOME PAGE".]

Information contained on the Company's Internet site shall not be deemed part of this Prospectus.


     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A

DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The shares of Common Stock offered hereby involve a high degree of risk. See "Risk Factors."

                                  THE COMPANY

     go2net, Inc. (the "Company") is an interactive technology and media company that provides through its Internet site proprietary content and commodity information relating to business and finance, sports and the Internet. In addition, the Company offers a search/index guide that combines various existing search/index guides into one guide (a "metasearch engine") and a Java-based desktop content delivery system which allows users to obtain commodity information and search the World Wide Web while simultaneously accessing other Internet sites or running other applications. The Company focuses its editorial, design and programming resources on developing proprietary content that seeks to be original, entertaining, informative and compelling. The Company's Internet site seeks to attract what the Company believes is the typical Internet user of today (18 to 39 years old, middle- to upper-middle class and college-educated) and the advertisers wishing to reach this target market. The Company launched its Internet site on November 7, 1996. The Company's Internet site is located at ,URL:http://www.go2net.com/..


     On January 31, 1997, the Company sublicensed from Netbot, Inc. ("Netbot") on an exclusive basis (with certain limited exceptions) Metacrawler ,URL:http://www.metacrawler.com., a metasearch engine developed by the University of Washington and Netbot, and associated intellectual property rights (the "Metacrawler Service"). The Metacrawler Service is a free World Wide Web search service which sends search queries to several Web search engines. The Company integrated the Metacrawler Service into the Company's product offerings under the go2search name in March 1997.


     The Company's objective is to be a leading provider of content on the World Wide Web, specifically in the areas of business and finance, sports and the Internet, complemented by technologies such as search/index guides and Java-based desktop content delivery systems. The Company focuses on utilizing innovative technologies to deliver its content and to enhance the attractiveness and utility of its product offerings with specially designed graphics and animation. The Company's goal is to provide interactive content in all of its content areas, and to seek advertisers and sponsors who wish to access the demographic groups using the Company's Internet site.

     The Company was incorporated on February 12, 1996 under the laws of the State of Delaware.

                                  THE OFFERING


Common Stock offered...........................    1,600,000 shares
Common Stock to be outstanding
  after the Offering...........................    4,257,850 shares(1)
Use of proceeds................................    For working capital, capital expenditures,
                                                   and other general corporate purposes. See
                                                   "Use of Proceeds."
Nasdaq SmallCap Market symbol..................    GNET
Boston Stock Exchange symbol...................    GO

                             SUMMARY FINANCIAL DATA

                                                           PERIOD FROM INCEPTION
                                                            (FEBRUARY 12, 1996)     THREE MONTHS ENDED
                                                           TO SEPTEMBER 30, 1996     DECEMBER 31, 1996
                                                           ---------------------   ---------------------
STATEMENT OF OPERATIONS DATA:
  Total revenues.........................................       $        --             $        --
  Total operating expenses...............................           431,141                 369,951
  Loss from operations...................................          (431,141)               (369,951)
  Interest income, net...................................            13,383                   7,280
  Net loss...............................................          (417,757)               (362,671)
  Net loss per share (2).................................             (0.16)                  (0.14)
  Shares used in net loss per share computation (2)......         2,548,680               2,644,260

                                                                          DECEMBER 31, 1996
                                                                      -------------------------
                                                                                        AS
                                                                       ACTUAL      ADJUSTED(3)
                                                                      --------     ------------
BALANCE SHEET DATA:
  Cash and cash equivalents.........................................  $692,938      12,012,938
  Working capital...................................................   668,540      11,988,540
  Total assets......................................................   921,086      12,241,086
  Stockholders' equity..............................................   888,472      12,208,472

---------------

(1) Excludes 587,500 shares of Common Stock issuable upon the exercise of outstanding options as of March 31, 1997 at an exercise price equal to the initial public offering price of the shares of Common Stock offered hereby and 50,000 shares of Common Stock issuable upon exercise of the Representative's Warrants. See "Management -- 1996 Stock Option Plan" and "Underwriting."


(2) Net loss per share is calculated using the weighted average number of shares of Common Stock outstanding during such period. See Note 1 to Notes to Financial Statements.

(3) Reflects the receipt of the estimated net proceeds of the sale by the Company of 1,600,000 shares of Common Stock offered hereby at an assumed initial public offering price of $8.00 per share and the application of the net proceeds therefrom, and no exercise of the Underwriters' over-allotment. See "Use of Proceeds" and "Capitalization".

                            -----------------------------

     Unless otherwise indicated, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option.

                                  RISK FACTORS

     In evaluating the Company's business and an investment in the Company, prospective investors should consider carefully the risk factors set forth below, in addition to the other information presented in this Prospectus. Prospective investors should note that this Prospectus contains certain "forward-looking statements," as such term is defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, statements containing the words "believes," "anticipates," "expects," "intends," "should," "seeks to," and similar words. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, including but not limited to, the risk factors set forth in this Prospectus. The accompanying information contained in this Prospectus identifies certain important factors that could cause such differences.

     No Operating History; Accumulated Deficit; Anticipated Losses. The Company was incorporated in February 1996 and to date has not generated any cash revenues. The Company launched its Internet site on November 7, 1996. Accordingly, the Company has no operating history upon which an evaluation of the Company and its prospects can be based. The Company anticipates that advertising revenues from the Company's Internet site will constitute substantially all of the Company's revenues, if any, during the foreseeable future. Since the Company anticipates that its operations will incur significant operating losses for the foreseeable future, the Company believes that its success will depend upon its ability to obtain revenues from advertising on its Internet site, which cannot be assured. The Company's ability to generate revenues is subject to substantial uncertainty. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by start-up companies in general, and specifically with respect to the new and rapidly evolving market for Internet products, content and services. To address these risks, the Company must, among other things, effectively establish, develop and maintain relationships with advertising customers, advertising agencies and other third parties, provide original, informative, entertaining and compelling content to Internet users, develop and upgrade its technology, effectively respond to competitive developments, attract new qualified personnel and retain existing qualified personnel. There can be no assurance that the Company will succeed in addressing such risks and the failure to do so would have a material adverse effect on the Company's business, financial condition and operating results. Additionally, the Company's lack of an operating history makes prediction of future operating results difficult. Accordingly, there can be no assurance that the Company will be able to generate revenues or that the Company will achieve, or maintain, profitability or generate revenues from operations in the future. Since inception the Company has incurred significant losses and, as of December 31, 1996, had an accumulated deficit of $780,428. Upon completion of the Offering, the Company currently intends to increase substantially its operating expenses in order to, among other things, expand and improve its Internet operations, fund increased advertising and marketing efforts, expand and improve its Internet user support capabilities and develop new Internet content and applications. The Company expects to continue to incur significant losses on a quarterly and annual basis for the foreseeable future. To the extent such increases in operating expenses are not offset by revenues, the Company will incur greater losses than anticipated. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Unpredictability of Future Revenues; Potential Fluctuations in Quarterly Operating Results. As a result of the Company's lack of an operating history and the emerging nature of the Internet, including Internet-based advertising, subscription services and electronic commerce, the Company is unable to forecast its expenses and revenues accurately. The Company believes that due primarily to the relatively brief time the Internet has been available to the general public, there has not yet been developed, implemented and demonstrated a commercially viable business model from which to successfully operate any form of Internet content provider business. The Company's current and future estimated expense levels are based largely on its estimates of future revenues and may increase because many of its significant operating expenses are either fixed, such as rent for office space, or subject to likely increases. Few, if any, of the Company's operating expenses can be quickly or easily reduced, such as the laying off of personnel, in a manner which would not cause a material adverse effect to the Company's business, financial condition and operating results. In addition, the Company may be unable to adjust spending in a timely manner to compensate for any unexpected expenditures; and a shortfall in actual revenues as compared to estimated revenues would have an immediate material adverse effect on the Company's business, financial condition and operating results. See "-- No Operating History; Accumulated Deficit; Anticipated Losses," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business -- Facilities."

     The Company's quarterly operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of the Company's control. For example, the Company believes that advertising sales in traditional media are generally lower in the first and third calendar quarters of each year than in the second and fourth quarters and that advertising expenditures fluctuate significantly with economic cycles. Depending on the extent to which the Internet is accepted as an advertising medium, seasonality and cyclicality in the level of advertising expenditures generally could become more pronounced for Internet-based advertising. Seasonality and cyclicality in advertising expenditures generally, or with respect to Internet-based advertising specifically, could have a material adverse effect on the Company's business, financial condition and operating results. Other factors that may adversely affect the Company's quarterly operating results include the level of use of the Internet, demand for advertising, seasonal trends in both Internet use and advertising placements, the addition or loss of advertisers, advertising budgeting cycles of individual advertisers, the level of use of the Company's Internet site, the amount and timing of capital expenditures and other costs relating to the development, operation and expansion of the Company's Internet operations, the introduction of new Internet sites and services by the Company or its competitors, price competition or pricing changes in the industry, technical difficulties or system failures, general economic conditions and economic conditions specific to the Internet and Internet media. In seeking to effectively implement its operating strategy, the Company may elect from time to time to make certain advertising and marketing or acquisition decisions that could have a material adverse effect on the Company's business, financial condition and operating results. The Company believes that period to period comparisons of its operating results are not meaningful and should not be relied upon for an indication of future performance. Due to all of the foregoing factors, it is likely that in some future quarters, the Company's operating results may be below the expectations of public market analysts and stockholders. In such event, the price of the Company's Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Dependence on Advertising Revenues. The Company expects to derive substantially all of its revenues in the foreseeable future from the sale of advertising on its Internet site. To date the Company has not generated any cash advertising revenues. However, at such time, if ever, that the Company establishes relationships with advertisers, the Company expects that many, if not all of such relationships, will be terminable within a short period of time. Consequently, the Company's advertising customers may move their advertising to competing Internet sites, or from the Internet to traditional media, quickly and at relatively low costs, thereby increasing the Company's exposure to competing pressures and fluctuations in revenues and operating results. In selling Internet-based advertising, the Company will likely depend on advertising agencies, which exercise substantial control over the placement of advertising for their clients. To date the Company has only two advertisers on its Internet site. The Company has a barter arrangement with Yahoo!, Inc., regarding the trading of advertisement impressions on each other's Internet site. The other advertiser is not currently paying for such advertising. The Company's success will depend on its ability to convince advertisers and advertising agencies of the benefits of advertising on the Company's Internet site, and on its ability to retain, broaden and diversify its future base of advertising customers. In order to generate significant advertising revenues, the Company will depend on the development of a larger base of users of the Company's Internet site possessing demographic characteristics attractive to advertisers. If the Company is unable to attract and retain paying advertising customers or is forced to offer lower than anticipated advertising rates in order to attract and/or retain advertising customers, the Company's business, financial condition and operating results will be materially adversely affected and the Company may cease to be a commercially viable enterprise. See "Business -- Revenue Sources" and
"-- Advertising Sales," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Uncertain Acceptance of the Internet as an Advertising Medium; Lack of Measurement Standards. Use of the Internet by consumers is at a very early stage of development and market acceptance of the Internet as a medium for information, entertainment, commerce and advertising is subject to a high level of uncertainty. The Company believes that its success depends upon its ability to obtain significant revenues from its Internet operations, which will require the development and acceptance of the Internet as an advertising medium. The Company believes that most advertisers and advertising agencies have limited experience with the Internet as an advertising medium and neither advertisers nor advertising agencies have devoted a significant portion of their advertising budgets to Internet-related advertising to date. In order for the Company to generate advertising revenues, advertisers and advertising agencies must direct a portion of their budgets to the Internet as a whole, and specifically to the Company's Internet site. There can be no assurance that advertisers or advertising agencies will be persuaded, or able, to allocate or continue to allocate portions of their budgets to Internet-based advertising, or if so persuaded or able, that they will find Internet-based advertising to be more effective than advertising in traditional media such as television, print or radio, or in any event decide to advertise on the Company's Internet site. Moreover, there can be no assurance that the Internet advertising market will develop as an attractive and sustainable medium, that the Company will achieve market acceptance of its products or that the Company will be able to execute its business strategy successfully.

     Acceptance of the Internet among advertisers and advertising agencies will also depend on the level of use of the Internet by consumers, which is highly uncertain, and on the acceptance of the alternative new model of conducting business and exchanging information presented by the Internet. Advertisers and advertising agencies that have invested resources in traditional methods of advertising may be reluctant to modify their media buying behavior or their systems and infrastructure to use Internet-based advertising. Furthermore, no standards to measure the effectiveness of Internet-based advertising have yet gained widespread acceptance, and there can be no assurance that such standards will be adopted or adopted broadly enough to support widespread acceptance of Internet-based advertising. If Internet-based advertising is not widely accepted by advertisers and advertising agencies, the Company's business, financial condition and operating results will be materially adversely affected and the Company may cease to be a commercially viable enterprise. See
"Business -- Revenue Sources" and "-- Advertising Sales."

     Uncertain Acceptance of the Company's Internet Content. The Company's commercial viability depends in large part upon its ability to develop and provide on the Internet original, entertaining, informative and compelling content that will successfully attract and retain users with demographic characteristics valuable to the various advertisers and advertising agencies the Company is targeting and, in the future, to charge users a subscription charge for access to certain portions of such original Internet content. There can be no assurance that the Company's content will be attractive enough to a sufficient number of Internet users to generate advertising revenues or to allow the charging of a subscription fee for certain portions thereof. There also can be no assurance that the Company will be able to anticipate, monitor and successfully respond to rapidly changing consumer tastes and preferences so as to attract a sufficient number of users to its Internet site within the demographics desirable to advertisers and advertising agencies or those users who are otherwise willing to pay to access certain portions of the Company's original content. Internet users can freely navigate and instantly switch among a large number of Internet sites, many of which offer original content, making it difficult for the Company to distinguish its content and attract users. In addition, many other Internet sites offer very specific, highly targeted content that may have greater appeal than the Company's multiple content Internet site to members of the Company's targeted audience. In addition, users of the Internet who do not use the most recent browser or operating platform software will have greater difficulty in accessing and navigating the Company's Internet site than would users who use the most recent versions of such software. Such difficulty could cause Internet users to cease using the Company's Internet site. If the Company is unable to develop original, entertaining, informative and compelling Internet content in a manner that allows it to attract, retain and expand a loyal user base desirable to advertisers and advertising agencies or Internet users who are willing to pay to access certain portions of such Internet content, then the Company will be unable to generate sufficient advertising or subscription revenues, and its business, financial condition and operating results will be materially adversely affected and the Company may cease to be a commercially viable enterprise. See "Business -- Products."


     Competition. The Company competes with other Internet content providers for Internet users and for advertising and subscription revenues. Competition among Internet content providers is intense and is expected to increase significantly in the future. The Company's Internet site competes against a variety of companies that provide similar content through one or more media, such as print, radio, television and the Internet. To compete successfully, the Company must develop and deliver popular, original, entertaining, informative and compelling Internet content to attract Internet users and to support advertising and, in the future, subscription fees. In the Company's niche of business and finance, sports and the Internet, in addition to competing with numerous newspapers, magazines, television programs and radio broadcasts which cover the same material, the Company competes with various Internet content providers such as Starwave Corporation, Microsoft Corporation, c/net, Inc., America OnLine, Inc., MGM Interactive, CompuServe, Inc., Prodigy Services Co., Excite, Inc., Infoseek Corporation, Lycos, Inc., Netscape Communications Corporation, Time Warner, Inc., PointCast Incorporated, SOFTBANK Corporation, Yahoo! Inc., SportsLine USA, Inc. and Wired Ventures, Inc. Many, if not all, of these competitors offer a wider range of services than does the Company, which may be sufficiently attractive to Internet users to attract users to their services and consequently dissuade them from accessing the Company's Internet site. If the Company is unable to attract a significant number of Internet users to its Internet site, the Company's business, financial condition and operating results will be materially adversely affected and the Company may cease to be a commercially viable enterprise.


     Low Barriers to Entry. The market for Internet content and services is relatively new, intensely competitive and rapidly evolving. There are minimal barriers to entry, and current and new competitors can launch new Internet sites at relatively low cost within relatively short time periods. In addition, the Company competes for the time and attention of Internet users with thousands of non-profit Internet sites operated by, among other persons, individuals, government and educational institutions. Existing and potential competitors also include magazine and newspaper publishers, cable television companies and start-up ventures attracted to the Internet market. Accordingly, the Company expects competition to persist and intensify and the number of competitors to increase significantly in the future. Should the Company seek in the future to attempt to expand the scope of its Internet site, it will compete with a greater number of Internet sites and other media companies. Because the operations and strategic plans of existing and future competitors are undergoing rapid change, it is extremely difficult for the Company to anticipate which companies are likely to offer competitive content and services in the future. There can be no assurance that the Company's Internet site will compete successfully.



     Competitive Factors. The Company believes that the competitive factors attracting Internet users include the quality of presentation and the relevance, timeliness, depth and breadth of information and service offered by the Company. With respect to attracting advertisers and advertising agencies, the Company believes that the competitive factors include, among others, the number of users accessing the Company's Internet site, the demographics of such user base, the Company's ability to deliver focused and compelling advertising and interactivity through its Internet site and the overall cost-effectiveness and value of advertising offered by the Company. In addition, the success of the Company's business strategy depends on the sale of future Internet advertising at premium prices, based in part on the demographic characteristics of the Company's Internet users. With respect to attracting subscription-based users in the future, the Company believes that the competitive factors include, among others, the quality, uniqueness and usefulness of the content being provided, the price charged for such content and the cost and accessibility of similar content through the Internet or competing media. Given the intense competition among Internet content providers and other media, there can be no assurance that the Company will be able to compete successfully with respect to any of these factors.



     Strength of Competitors. Many, if not all, of the Company's current and potential competitors have significantly greater financial, editorial, technical and marketing resources, longer operating histories, greater name recognition, greater experience and established relationships with advertisers and advertising agencies. Many, if not all, of such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive advertising and subscription price policies and devote substantially more resources to developing Internet content than the Company. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially adversely affect the Company's business, financial condition and operating results. In addition, in response to competitive pressures, the Company may make certain pricing, content and/or marketing decisions or enter into acquisitions or new ventures that could have a material adverse effect on the Company's business, financial condition and operating results. See "Business -- Competition."

     Uncertain Acceptance and Maintenance of the go2net Brand. The Company believes that establishing and maintaining the go2net brand is a critical aspect of its efforts to attract an Internet audience and that the importance of brand recognition will increase due to the anticipated increase in the number of Internet sites and the relatively low barriers to entry to providing Internet content. Promoting the go2net brand name will depend on the Company's ability to develop and deliver original, entertaining, informative and compelling Internet content, which it cannot assure. If Internet users do not perceive the Company's Internet content to be of sufficient interest and usefulness, the Company will be unsuccessful in promoting and maintaining its brand. To the extent the Company chooses in the future to seek to expand the focus of its operations beyond providing Internet content, the Company risks diluting its brand, confusing users and advertisers and decreasing the attractiveness of its audience to advertisers. In order to attract and retain Internet users and to promote and maintain the go2net brand in response to competitive pressures, the Company may find it necessary to increase its budget for Internet content or otherwise to increase substantially its financial commitment to creating and maintaining a distinct brand loyalty among users. If the Company is unable to provide Internet content as described herein or otherwise fails to promote and maintain the go2net brand, or the Company incurs significant expenses in an attempt to improve its content or promote and maintain its brand, the Company's business, financial condition and operating results will be materially adversely affected and the Company may cease to be a commercially viable enterprise. See "Business -- Strategy."


     Expansion of Operations and Managing Potential Growth. Since its inception, the Company has grown rapidly, having hired 22 full-time employees and approximately 18 independent contractors. This growth has placed, and is expected to continue to place, a significant strain on the Company's management, physical and capital resources. It is expected that the Company will need to hire additional key personnel in order to fully implement its business strategy. No assurance can be given as to whether, when, if ever, and under what terms the Company will be able to attract such new personnel. In order to manage such growth successfully, the Company will be required to, among other things, implement and manage its operational and financial systems on a timely basis and to train, manage and expand its growing employee base. Further, the Company's management will be required to successfully maintain relationships with various advertising customers, advertising agencies, other Internet sites and services, Internet service providers and other third parties and to maintain control over the strategic direction of the Company in a rapidly changing marketplace. There can be no assurance that the Company's current personnel, systems, procedures and quality and accounting controls will be adequate to support the Company's future operations, that management will be able to identify, hire, train, motivate or manage needed and qualified personnel, or that management will be able to identify and exploit existing and potential opportunities. If the Company is unable to effectively manage growth, the Company's business, financial condition and operating results will be materially adversely affected. See "Dependence on Key Personnel," "Business -- Employees" and "Management."


     No Specific Use of Proceeds; Broad Discretion of Management. One purpose of the Offering is to establish a public market for the Common Stock, which will facilitate future access by the Company to public equity and debt markets, and enhance the Company's ability to use its Common Stock as a means of attracting and retaining key employees. The Company has not designated any specific use for the net proceeds from the sale of the shares of Common Stock being offered hereby. Approximately 13.9% of the net proceeds of this Offering has been allocated for working capital and other general corporate purposes. The remaining net proceeds have been allocated to advertising and marketing, product development, acquisitions, content licensing and collaborative ventures, capital expenditures, expansion of facilities, personnel, and general and administrative. The allocation of the net proceeds of this Offering represents the Company's best estimate based on the expected utilization of funds necessary to finance the Company's existing activities in accordance with management's current objectives and market conditions. The amounts actually expended by the Company for each purpose will vary significantly depending on a number of factors, such as the amount of cash used or generated by the Company's operations and management's assessment of the Company's specific needs. Accordingly, management of the Company has significant flexibility in applying the net proceeds of the Offering. See "Use of Proceeds."

     Benefits of the Offering to Current Stockholders. Prior to the Offering, there has been no public market for the Company's Common Stock. As a result, the Company's existing stockholders (which include all of the Company's directors, officers and employees) will benefit from the establishment of a public market for the Common Stock, despite the fact that all of such shares of Common Stock are currently "restricted securities" as that term is defined in Rule 144 of the Securities Act of 1933 (the "Securities Act") and may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act. Upon completion of this Offering, the Company's existing stockholders will hold shares of Common Stock having an aggregate value equal to $21,262,800, based on an assumed public offering price of $8.00 per share. In addition, completion of the Offering will result in an increase in the tangible book value of the existing stockholders' shares of Common Stock from $0.33 per share to $2.87 per share. See "Risk Factors -- Dilution," "Risk Factors -- Shares Eligible for Future Sale," "Dilution" and "Shares Eligible for Future Sale."


     Need for Additional Capital to Finance Growth and Capital
Requirements. The Company expects to seek to enhance and expand its Internet site in order to improve its competitive position and meet the increasing demands for quality Internet content and competitive advertising and subscription pricing. The Company's ability to grow will depend in part on the Company's ability to expand and improve its Internet operations, expand its advertising and marketing efforts, expand and improve its Internet user support capabilities and develop new Internet content and applications. In connection therewith, the Company may need to raise additional capital in the foreseeable future from public or private equity or debt sources in order to finance such possible growth. In addition, the Company may need to raise additional funds in order to avail itself to unanticipated opportunities (such as more rapid expansion, acquisitions of complementary businesses or the development of new products or services), to react to unforeseen difficulties (such as the loss of key personnel or the rejection by Internet users or potential advertisers of the Company's Internet content) or to otherwise respond to unanticipated competitive pressures. If additional funds are raised through the issuance of equity securities, the percentage ownership of the Company's then existing stockholders would be reduced, stockholders may experience additional and significant dilution and such equity securities may have rights, preferences or privileges senior to those of the holders of Common Stock. There can be no assurance that additional financing will be available on terms acceptable to the Company or at all. If adequate funds are not available or are not available on terms acceptable to the Company, the Company may be unable to implement its business, sales or marketing plan, respond to competitive forces or take advantage of perceived business opportunities, which could have a material adverse effect in the Company's business, financial condition and operating results. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     Dependence on Key Personnel. The Company's performance is substantially dependent on the continued services of Russell C. Horowitz, John Keister, Paul
S. Phillips and the other members of its management team, as well as on the Company's ability to retain and motivate its officers and key employees. Each of Messrs. Horowitz, Keister and Phillips has entered into employment agreements with the Company. The Company maintains a $2,000,000 "key man" life insurance policy on the lives of each of Messrs. Keister and Phillips and a $5,000,000 "key man" life insurance policy on the life of Mr. Horowitz. The Company's future success also depends on its continuing ability to attract and retain highly qualified technical and managerial personnel. The development of content for the Company's Internet site requires the services of highly skilled writers and editors knowledgeable in business and finance, sports and the Internet. The number of such personnel available is extremely limited and competition for such personnel among Internet and other media companies is intense. There can be no assurance that the Company will be able to retain its existing employees and independent contractors or that it will be able to attract, assimilate or retain sufficiently qualified personnel in the future. In particular, the Company has encountered difficulties in attracting qualified writers and editors with expertise in business and finance, sports and the Internet, and there can be no assurance that the Company will be able to attract and retain such writers and editors. The inability to attract and retain the necessary technical, managerial, design, editorial, sales and marketing personnel could have a material adverse effect on the Company's business, financial condition and operating results. See "Business -- Employees" and "Management."

     Limited Experience in Sales and Marketing of Advertising. None of the Company's senior management team has any significant experience in selling advertising on the Internet or any other medium, and few members of the Company's senior management team have any significant experience in the Internet industry. Although the Company will seek to establish relationships with key advertisers and advertising agencies, the Company currently has relationships with only two advertisers and the Company has not established any relationships with advertising agencies. Achieving acceptance by potential advertisers and advertising agencies of the Company's Internet site as a viable marketing forum will require the Company to develop and maintain relationships with key advertisers and advertising agencies, and there can be no assurance that any such relationships will be developed, on a timely basis or at all.

     Dependence on Third Parties for Internet Operations and Content Development. The Company believes that the ability to advertise its Internet site on other Internet sites and the willingness of the owners and operators of such sites to direct users to the Company's Internet site through hypertext links are critical to the success of the Company's Internet operations. Other Internet sites, particularly search/index guides and other companies with strategic ability to direct user traffic, significantly affect traffic to the Company's Internet site. The Company does not currently have any significant arrangements with these types of companies from which it expects to generate user visits to its Internet site. There can be no assurance that the Company will establish or maintain such arrangements in the future. In addition, the Company relies on the cooperation of owners and operators of Internet sites and search/index guides in connection with the operation of its go2search area of its Internet site. There can be no assurance that such cooperation will be available on terms acceptable to the Company or at all. The Company's ability to develop original, entertaining, informative and compelling Internet content is also dependent on maintaining relationships with and using products provided by third party vendors. Developing and maintaining satisfactory relationships with third parties could become more difficult and more expensive as competition increases among Internet content providers. If the Company is unable to develop and maintain satisfactory relationships with such third parties on terms acceptable to the Company, or if the Company's competitors are better able to leverage such relationships, the Company's business, financial condition and operating results will be materially adversely affected. In these efforts, the Company has relied, and will continue to rely substantially, on content development efforts of third parties. For example, the Company relies on S&P Comstock, DRI/McGraw-Hill, Dow Jones & Company, Inc., New York Stock Exchange, Inc., The Nasdaq Stock Market, Inc., SportsTicker, Comtex, Edgar Online and Market Guide, Inc. to provide a significant portion of the commodity information included in the Company's Internet site. There can be no assurance the Company will maintain these relationships in the future. Any failure of these third parties to provide this commodity information to the Company could have been a material adverse effect on the Company's business, financial condition and operating results. See "Business -- Products" and "Business -- Strategic Relationships."

     Dependence on Continued Growth in the Use of the Internet. Rapid growth in the use of and interest in the Internet is a recent phenomenon, and there can be no assurance that acceptance and use of the Internet will continue to develop or that a sufficient base of users will emerge to support the Company's business. Revenues from the Company's Internet operations will depend largely on the widespread acceptance and use of the Internet as a source of information and entertainment and as a vehicle for commerce in goods and services. The Internet may not be accepted as a viable commercial medium for a number of reasons, including potentially inadequate development of the necessary infrastructure, lack of timely development of enabling technologies or lack of commercial support for Internet-based advertising. To the extent that the Internet continues to experience an increase in users, an increase in frequency of use or an increase in the bandwidth requirements of users, there can be no assurance that the Internet infrastructure will be able to support the demands placed upon it. In addition, the Internet could lose its viability as a commercial medium due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased government regulation. Changes in or insufficient availability of telecommunications services to support the Internet also could result in slower response times and could adversely affect use of the Internet generally and of the Company's Internet site in particular. If use of the Internet does not continue to grow or grows more slowly than expected, or if the Internet infrastructure does not effectively support growth that may occur, the Company's business, financial condition and operating results would be materially adversely affected. See "Business -- Industry Background."

     Dependence on the Metacrawler License. The Company and Netbot have entered into a License Agreement (the "Metacrawler License Agreement") pursuant to which Netbot has granted the Company an exclusive (subject to certain limited exceptions), worldwide license to provide the Metacrawler Service. As part of the Metacrawler License Agreement, the Company has the exclusive right to operate, modify and reproduce the Metacrawler Service (including, without limitation, the exclusive right to use, modify and reproduce the name "Metacrawler" and the Metacrawler URL in connection with the operation of the Metacrawler Service). Netbot has licensed the Metacrawler Service and the other intellectual property rights associated therewith from the University of Washington ("UW") on an exclusive basis. The license has been granted to the Company by Netbot on an exclusive basis, but Netbot has reserved the right to use, modify, reproduce and license the Metacrawler search engine for any purpose other than the provision of the Metacrawler Service and the license is subject to the rights of UW to use, modify and reproduce the Metacrawler search engine and derivatives of the Metacrawler site to operate Internet sites for internal purposes within the UW domain and to use, modify and reproduce any of the licensed technologies for research, instructional and academic purposes. The search technology underlying the Metacrawler Service and the Metacrawler trademark is licensed to or owned by Netbot and sublicensed to the Company pursuant to the Metacrawler License Agreement. The Company anticipates that a substantial portion of the traffic to its Internet site will be derived from users of the Metacrawler Service. Although the Metacrawler License Agreement may be terminated by Netbot only upon a material default by the Company thereunder, the termination of the Metacrawler License Agreement could have a material adverse effect on the Company's business, financial condition and operating results. Moreover, the termination of the License Agreement between UW and Netbot relating to Netbot's license of the Metacrawler Service would result in the inability of the Company to continue to provide the Metacrawler Service under the Metacrawler License Agreement, which could have a material adverse effect on the Company's business, financial condition and operating results. In addition, any failure by the Company to continue to provide the Metacrawler Service for any reason could have a material adverse effect on the Company's business, financial condition and operating results. See
"Business --  Metacrawler License Agreement."



     Risks of New Business Areas. The long-term success of the Company's business strategy will depend to a significant extent on the Company's ability to expand operations beyond solely relying on Internet-based advertising revenues into areas such as subscription-based content and electronic commerce, in addition to successfully developing new Internet sites and enhancing existing ones. There can be no assurance that the Company will be able to expand into such areas, develop and launch any new Internet sites or enhance existing ones. In addition, expansion into new business areas and new Internet sites may bring the Company into direct competition with new competitors. Any expansion of content or operations, or new Internet sites developed and launched by the Company that are not favorably received by Internet users could damage the Company's reputation or the go2net brand. Expansion into new business areas or development and launching of new Internet sites will also require significant additional expenses and programming and editorial resources and will strain the Company's management, financial and operational resources. Furthermore, any expansion of business areas and new Internet sites, including the existing Internet site, will necessarily rely on untested business models. See "-- Risks of Technological Change." To date, the Company has generated no revenues from Internet-based advertising or subscription fees, and there can be no assurance that the Company will be able to generate revenues from these new sources in the future. The Company's failure to expand its business operations or develop and launch new Internet sites in a cost effective and timely manner could have a material adverse effect on the Company's Business, financial condition and operating results. See "No Operating History; Accumulated Deficit; Anticipated Losses," "Competition" and "Managing Potential Growth."


     From time to time, the Company may entertain new business opportunities and ventures in a broad range of areas. Although the Company has made no specific arrangements with respect to any such opportunities, it may in the future elect to pursue one or more such opportunities. Typically, such opportunities require extended negotiations, the outcome of which cannot be predicted. If the Company were to enter into such a venture, the Company could be required to invest a substantial amount of capital, which could have a material adverse effect on the Company's financial condition and its ability to implement its existing business strategy. Such an investment could also result in large and prolonged operating losses for the Company. Further, such negotiations or ventures could place additional, substantial burdens on the Company's management personnel and its financial and operational systems. There can be no assurance that such a venture would ever achieve profitability, and a failure by the Company to recover the substantial investment required to launch and operate such a venture would have a material adverse effect on the Company's business, financial condition and operating results.

     Risks of Technological Change. The market for Internet products and services is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. The emerging character of these products and services and their rapid evolution will require that the Company continually improve the performance, features and reliability of its Internet content, particularly in response to competitive offerings. There can be no assurance that the Company will be successful in responding quickly, cost effectively and sufficiently to these developments. In addition, the widespread adoption of new Internet technologies or standards could require substantial expenditures by the Company to modify or adapt its Internet sites and services and could fundamentally affect the character, viability and frequency of Internet-based advertising, either of which could have a material adverse effect on the Company's business, financial condition and operating results. In addition, new Internet services or enhancements offered by the Company may contain design flaws or other defects that could require costly modifications or result in a loss of consumer confidence, either of which could have a material adverse effect on the Company's business, financial condition and operating results. See "Business -- Industry Background."

     Capacity Constraints and System Disruptions. The satisfactory performance, reliability and availability of the Company's Internet site and its computer network infrastructure are critical to attracting Internet users and maintaining relationships with advertising customers. The Company's Internet advertising revenues will be directly related to the number of advertisement impressions delivered by the Company. System interruptions that result in the unavailability of the Company's Internet site or slower response times for users would reduce the number of advertisements delivered and reduce the attractiveness of the Company's Internet site to users and advertisers. The Company may experience periodic systems interruptions from time to time in the future. Additionally, any substantial increase in traffic on the Company's Internet site may require the Company to expand and adapt its computer network infrastructure. The Company's inability to add additional computer software and hardware to accommodate increased use of its Internet site may cause unanticipated system disruptions and result in slower response times. There can be no assurance that the Company will be able to expand its computer network infrastructure on a timely basis to meet increased use. Any system interruptions or slower response times resulting from the foregoing factors could have a material adverse effect on the Company's business, financial condition and operating results. The Company is dependent on a third party for uninterrupted Internet access. In addition, the Company is dependent on various third parties for substantially all of its commodity news and information. Loss of such services from any one or more of such third parties may have a material adverse effect on the Company's business, financial condition and operating results. No assurance can be given as to whether, or on what terms, the Company would be able to obtain such services from other third parties in the event of the loss of any of such services. See "Business -- Strategic Relationships."

     The Company's Internet operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure and other events beyond the Company's control. There can be no assurance that interruptions in service will not materially adversely affect the Company's operations in the future. While the Company carries business interruption insurance to compensate the Company for losses that may occur, there can be no assurance that such insurance will be sufficient to provide for all losses or damages incurred by the Company. See "Business -- Facilities."

     Liability for Internet Content; Government Regulations. As a publisher and a distributor of content over the Internet, the Company faces potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that it publishes or distributes. In addition, the Company could be exposed to liability with respect to the content or unauthorized duplication of material indexed in its search services. Although the Company carries liability insurance, the Company's insurance may not cover potential claims of this type or may not be adequate to indemnify the Company for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on the Company's business, financial condition and operating results.

     Although there are currently few laws and regulations directly applicable to the Internet, it is possible that new laws and regulations will be adopted covering issues such as, among other things, privacy, copyrights, access, obscene or indecent communications and the pricing, characteristics and quality of Internet products and services. As a provider of Internet content, the Company is subject to the provisions of existing and future federal and local legislation that could be applied to the Company's operation. This may include, but is not limited to, the provisions of the Communications Decency Act (the "CDA"), which, among other things, imposes criminal penalties on anyone that distributes "indecent" material over the Internet. In June 1996, the United States District Court for the Eastern District of Pennsylvania held that the CDA was unconstitutional and enjoined its enforcement. The decision of the District Court is currently on appeal to the United States Supreme Court. There is also precedent for local legislation being used to enforce community standards on Internet sites that physically exist elsewhere. While the Company has no intention of publishing the type of material which the CDA or other legislation may deem illegal, the manner in which the CDA or other legislation will ultimately be interpreted and enforced and its effect on the Company's operations cannot yet be fully determined, and, therefore the CDA could subject the Company to substantial liability. The CDA or other legislation could also dampen the growth of the Internet generally and decrease the acceptance of the Internet as an advertising medium, and could, thereby, have a material adverse effect on the Company's business, financial condition and operating results. See "Business -- Government Regulations."

     Liability for Information Retrieved From the Internet. Materials may be printed from or downloaded into users' computers from the Internet services provided by the Company, or from the Internet access or commodity information providers with which the Company has a relationship. Given that materials may be subsequently distributed to third parties, without the Company's knowledge or consent, there is a potential that claims will be made against the Company for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of such materials. Such claims have been brought, and successfully pressed, against Internet services in the past. Although the Company carries liability insurance, the Company's insurance may not cover potential claims of this type, or may not be adequate to indemnify the Company for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage would have a material adverse effect on the Company's business, financial condition and operating results. See "Business -- Government Regulations."


     Limited Underwriting History and Relationship with Underwriters. Maxwell Capital, Inc. has been operating as a broker-dealer for less than one year and has never participated in a public offering as an underwriter. In evaluating an investment in the Company, prospective investors in the Common Stock offered hereby should consider Maxwell Capital, Inc.'s lack of experience. No assurance can be given that Maxwell Capital Inc.'s lack of experience may not adversely affect the proposed offering and subsequent development of a trading market, if any. In addition, Russell C. Horowitz, President and Chief Executive Officer of the Company, is the brother of David M. Horowitz, the President, Chief Executive Officer and controlling stockholder of Maxwell Capital, Inc. Further, certain employees of Maxwell Capital, Inc. own in the aggregate 171,000 shares of the Company's Common Stock and an investor in Maxwell Capital, Inc. is a limited partner in Xanthus Capital, Inc. and directly owns 50,000 shares of the Company's Common Stock. Consequently, in accordance with the provisions of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc., the Company and Maxwell Capital, Inc. have designated National Securities Corporation to serve as a "qualified independent underwriter" for purposes of making a recommendation as to the maximum offering price for the shares of Common Stock offered hereby. National Securities Corporation has performed due diligence with respect to the information contained in this Prospectus and has participated in the preparation of the Registration Statement of which this Prospectus is a part. See "Underwriting."


     Conflicts of Interest. Certain conflicts of interest are inherent in certain areas of the marketing communications industry, particularly in advertising. For example, the Company will most likely be unable to pursue potential advertising and other opportunities because such advertising or other opportunities may require the Company to provide advertising services to direct competitors of the Company's then existing clients. The Company risks alienating or straining relationships with then existing clients each time the

Company agrees to provide services to indirect competitors of such clients. In addition, Russell C. Horowitz, the Company's President, Chief Executive Officer and director, and Manuel Rubio, a director of the Company, serve as the Chief Executive Officer and Executive Vice President, respectively, and directors of Xanthus Management, L.L.C., the general partner of Xanthus Capital, L.P., and of DMR Investments, L.L.C., the investment advisor to Xanthus Capital, L.P. In addition Messrs. Horowitz and Rubio are also limited partners of Xanthus Capital, L.P. Xanthus Capital, L.P. beneficially owns 500,000 shares of the Company's Common Stock. As officers and directors of such companies, Mr. Horowitz will be required to devote a portion of his time, and Mr. Rubio will be required to devote a substantial portion of his time, to the affairs of such companies. Messrs. Horowitz and Rubio will not, however, cause any of such companies to engage in activities, or invest in companies, which directly compete with the Company. Moreover, as directors and/or executive officers of the Company, Messrs. Horowitz and Rubio will consider not only the impact of strategic decisions on the Company, but also the impact of such decisions on Xanthus Capital, L.P. In some cases, the impact of such decisions could be disadvantageous to the Company while advantageous to Xanthus Capital, L.P., or vice versa. In addition, Mr. Horowitz is the brother of the President, Chief Executive Officer and controlling stockholder of Maxwell Capital, Inc. Any of such conflicts of interest may have a material adverse effect on the Company's business, financial condition and operating results. See "Management," "Certain Transactions," "Principal Stockholders" and "Underwriting."

     Security Risks. The Company has instituted certain security measures designed to protect its Internet site and other operations from unauthorized use and access. Such measures cannot guarantee complete security, however, and a party who is able to circumvent the Company's security measures could misappropriate proprietary information or cause interruptions in the Company's Internet operations. The Company may be required to expend significant capital and resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, particularly as a means of conducting commercial transactions. To the extent that activities of the Company or any third party contractors involve the storage and transmission of proprietary information, such as computer software or credit card numbers, security breaches could expose the Company to a risk of loss or litigation and possible liability. There can be no assurance that contractual provisions attempting to limit the Company's liability in such areas will be successful or enforceable, or that parties will accept such contractual provisions as part of the Company's agreements.

     Dependence on Licensed Technology; Protection of Intellectual
Property. The Company is dependent upon obtaining existing technology related to its operations. To the extent new technological developments are unavailable to the Company on terms acceptable to it or if at all, the Company may be unable to continue to implement its business plan and its business, financial condition and operating results would be materially adversely affected.

     The success of the Company is dependent upon its ability to protect and leverage the value, if any, of its original Internet content and its trademarks, trade names, service marks, domain names and other proprietary rights it either currently has or may have in the future. The Company has filed servicemarks for its logo and name, as well as for the names of each of its content areas. In addition, given the uncertain application of existing copyright and trademark laws to the Internet, there can be no assurance that existing laws will provide adequate protection for the Company's original Internet content or domain names. Policing unauthorized use of the Company's original Internet content and other intellectual property rights entails significant expenses and could otherwise be difficult or impossible to do given, among other things, the global nature of the Internet. See "Business -- Intellectual Property."

     From time to time, the Company may be subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of the trademarks and other intellectual property of third parties by the Company or its licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. The Company is not currently aware of any legal proceedings or claims that the Company believes will have, individually or in the aggregate, a material adverse effect on the Company's business, financial condition and operating results. See "Business -- Legal Proceedings."

     Susceptibility to General Economic Conditions. The Company's business, financial condition and operating results will be subject to fluctuations based upon general economic conditions. If there were to be a general economic downturn or a recession, however slight, then the Company expects that business entities, including the Company's advertisers and potential advertisers, could substantially and immediately reduce their advertising and marketing budgets. In addition, the Company's ability to charge subscription fees for access to certain portions of its Internet site or to engage in commerce via the Internet would be adversely affected, thereby resulting in a material adverse effect on the Company's business, financial condition and operating results.

     Concentration of Stock Ownership. Upon completion of the Offering (assuming no exercise of any portion of the Underwriters' over-allotment), the Company's directors, officers and significant stockholders will beneficially own approximately 47.7% of the outstanding Common Stock. In addition, Russell C. Horowitz, the Company's President, Chief Executive Officer, Chief Financial Officer and director, will directly own approximately 26.0% of the Common Stock. In addition, Mr. Horowitz, along with Manuel Rubio, a director of the Company who directly owns 100,000 shares of the Company's outstanding Common Stock, will have dispositive and voting control with respect to an additional 11.7% of the Common Stock by virtue of their positions as directors of Xanthus Management, L.L.C., the general partner of Xanthus Capital, L.P., a merchant banking operation which beneficially owns 500,000 shares of Common Stock. As a result, such stockholders, and in particular, Mr. Horowitz, will continue to be able to control the election of all of the Company's directors and the approval of all significant corporate acts and transactions. Such concentration of ownership may have the effect of delaying or preventing a change in the control of the Company. See "Management," "Principal Stockholders" and "Certain Transactions."

     Antitakeover Effects of Certificate of Incorporation, Bylaws and Delaware Law. Upon completion of the Offering, the Company's Board of Directors will have the authority to issue up to 1,000,000 shares of Preferred Stock without any further vote of the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of Preferred Stock that may be issued in the future. Under the Company's Certificate of Incorporation, the terms of the Preferred Stock may provide for liquidation and dividend rights senior to those of the Common Stock. The issuance of any shares of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no current intention or plan to issue any of such shares of Preferred Stock in the immediate future. Further, certain provisions of Delaware law, such as Section 203 of the Delaware General Corporations Law, could delay, prevent or make more difficult a merger, tender offer or proxy contest involving the Company. See "Description of Capital Stock."


     No Prior Public Market; Possible Volatility of Stock Price. Prior to the Offering, there has been no public market for any of the Company's capital stock, and there can be no assurance that an active trading market will develop or be sustained for the Company's Common Stock. The initial public offering price for the Common Stock will be determined between the Company and the Underwriters, provided, however, that the initial public offering price will be no higher than the price recommended by National Securities Corporation. Among the factors to be considered in determining the initial public offering price will be prevailing market and economic conditions, revenues, if any, the market valuations of other companies engaged in activities similar to those of the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. These factors may not be indicative of the market price of the Common Stock after the Offering. In addition, the stock markets in general, and the market prices for Internet-related companies in particular, have historically experienced extreme volatility that at times have been unrelated to the operating performance of such companies. The trading price of the Common Stock could also be subject to significant fluctuations in response to variations in quarterly results of operations, announcements of new products or acquisitions by the Company or its competitors, governmental regulatory actions, other developments or disputes with respect to proprietary rights, general trends in the industry and overall market conditions and other factors. These broad market and industry fluctuations may adversely affect the market price of the Common Stock regardless of the Company's operating performance. See "Underwriting."



     Listing and Maintenance Criteria for Nasdaq and Boston Stock Exchange; Penny Stock Rules. The Common Stock has been approved for listing on the National Association of Securities Dealers Automated

Quotation System ("Nasdaq") for the SmallCap Market and the Boston Stock Exchange ("BSE"). However, in order to continue to maintain such listings, the Company must continue to meet the maintenance standards of Nasdaq and the BSE. In particular, Nasdaq has proposed rule changes increasing its quantitative listing standards which, if enacted, would make it more difficult for the Company to maintain compliance with the listing requirements of the Nasdaq SmallCap Market. If the Company is unable to satisfy the maintenance criteria for continued listing on Nasdaq and the BSE in the future, its securities will be subject to being delisted, and trading, if any, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. There is no assurance that the Company will be able to sustain the maintenance standards for either Nasdaq SmallCap Market or BSE listing with respect to the shares of Common Stock in the future. If the Company's shares of Common Stock fail to maintain listing on Nasdaq's SmallCap Market or the BSE, the market value of the securities likely would decline and purchasers in this Offering likely would find it more difficult to dispose of or to obtain accurate quotations as to the market value of the securities.


     In addition, if the Company fails to maintain Nasdaq's SmallCap Market listing for its securities, and no other exclusion from the definition of a "penny stock" under the Exchange Act is available, then any broker engaging in a transaction in the Company's Common Stock would be required to provide any customer with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of the Company's securities held in the customer's accounts. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation. If brokers become subject to the "penny stock" rules when engaging in transactions in the Company's securities, they likely would become less willing to engage in such transactions, thereby making it more difficult for purchasers in this Offering to dispose of their securities.

     Dilution. Purchasers in the Offering will suffer an immediate and substantial dilution in the net tangible book value of the Common Stock from the initial public offering price. Purchasers of shares of Common Stock in the Offering will experience an immediate dilution in the net tangible book value of $5.13 per share, representing an immediate dilution of approximately 64% from the initial public offering price. See "Dilution."

     Dividend Policy. The Company has never declared or paid any dividends on its capital stock and does not expect to declare or pay dividends for the foreseeable future. The Company currently intends to retain future earnings, if any, to finance the development and operation of its business. Any future declarations and payments of dividends shall be at the sole discretion of the Company's Board of Directors. Payment of dividends on the Common Stock would be subject to the prior payment of all accrued and unpaid dividends on any shares of Preferred Stock the Company may issue in the future at its sole discretion. See "Dividend Policy" and "Description of Capital Stock."


     Shares Eligible for Future Sale. Upon completion of the Offering, the Company will have outstanding an aggregate of 4,257,850 shares of Common Stock, assuming no exercise of any portion of the Underwriters' over-allotment option. Of these shares, the 1,600,000 shares to be sold in the Offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described in the section captioned "Shares Eligible for Future Sale." The remaining 2,657,850 outstanding shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. As a result of the contractual restriction described in the section captioned "Shares Eligible for Future Sale," no Restricted Shares will be eligible for immediate sale upon completion of the Offering. All Restricted Shares will be eligible for sale upon expiration of the lock-up agreements 270 days after the date of this Prospectus in accordance with the provisions of Rule 144, 144(k) or 701 under the Securities Act, except for 5,000 shares which will become eligible for resale under Rule 144 in March 1998. All officers, directors, existing stockholders and option holders of the Company will have agreed not to, directly or indirectly, without the prior written consent of the Maxwell Capital, Inc., offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock, or any securities exercisable for or convertible into shares of Common Stock owned by them for a period of 270 days following completion of the Offering, provided that Maxwell Capital, Inc. will not be permitted to waive such lock-up agreements with respect to executive officers, directors and holders of more than 5% of the Company's Common Stock until such time as the trading price of the Common Stock exceeds 150% of the initial public offering price per share for a period of thirty consecutive days.



     As of March 31, 1997, options to purchase an aggregate of 587,500 shares of Common Stock had been granted, of which options to acquire an aggregate of 222,166 shares of Common Sock will become exercisable on the 90th day following the date of this Prospectus and the remaining options to purchase an aggregate of 365,334 shares of Common Stock will become exercisable according to certain vesting schedules assuming the option holder is employed by the Company on the vesting date. An additional 162,500 shares of Common Stock are available for future grants under the Company's 1996 Stock Option Plan. The Company intends to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Common Stock subject to outstanding stock options and Common Stock issuable under the Company's 1996 Stock Option Plan that do not qualify for an exemption under Rule 701 from the registration requirements of the Securities Act. The Company expects to file these registration statements 270 days after the date of this Prospectus, and such registration statements are expected to become effective upon filing. Shares covered by these registrations statements will thereupon be eligible for sale in the public markets, subject to the lock-up agreements, to the extent applicable. In addition, in connection with this Offering, the Company will sell to National Securities Corporation the Representative's Warrants for nominal consideration. The Representative's Warrants will entitle National Securities Corporation to purchase from the Company 50,000 shares of Common Stock at an exercise price equal to 165% of the initial public offering price per share. The holders of the Representative's Warrants will have certain registration rights with respect to the shares of Common Stock underlying such Warrants. See "Management -- 1996 Stock Option Plan," "Shares Eligible for Future Sale," "Principal Stockholders" and "Underwriting."

                                  THE COMPANY

     The Company is an interactive technology and media company that provides through its Internet site proprietary content and commodity information relating to business and finance, sports and the Internet. In addition, the Company offers a search/index guide that combines various existing search/index guides into one guide (a "metasearch engine") and a Java-based desktop content delivery system. The Company focuses its editorial, design and programming resources on developing proprietary content that seeks to be original, entertaining, informative and compelling. The Company's Internet site seeks to attract what the Company believes is the typical Internet user of today (18 to 39 years old, middle- to upper-middle class and college-educated) and the advertisers wishing to reach this target market. The Company launched its Internet site on November 7, 1996. The Company's Internet site is located at <URL:http://www.go2net.com/>. See "Business."


     On January 31, 1997, the Company sublicensed from Netbot on an exclusive basis (with certain limited exceptions) the Metacrawler Service
<URL:http://www.metacrawler.com/>, a metasearch engine developed by the
University of Washington and Netbot, and associated intellectual property rights. The Metacrawler Service is a free World Wide Web search service which sends search queries to several Web search engines. The Company integrated the Metacrawler Service into the Company's product offerings under the go2search name in March 1997.


     The Company's objective is to be a leading provider of content on the World Wide Web, specifically in the areas of business and finance, sports and the Internet, complemented by technologies such as search/index guides and Java-based desktop content delivery systems. The Company focuses on utilizing innovative technologies to deliver its content and to enhance the attractiveness and utility of its product offerings with specially designed graphics and animation. The Company's goal is to provide interactive content in all of its content areas, and to seek advertisers and sponsors who wish to access the demographic groups using the Company's Internet site. See
"Business -- Strategy."

     The Company was incorporated in February 1996 under the laws of the State of Delaware. Its executive offices are located at 1301 Fifth Avenue, Suite 3320, Seattle, Washington 98101 and its telephone number at that location is (206) 447-1595.

     The go2net, go2sports, go2business, go2internet, go2search and go2vision names and logos are service marks of the Company for which applications for registration have been filed with the United States Patent and Trademark Office. The Metacrawler name is a servicemark of Netbot. All other trademarks, tradenames and servicemarks used in this Prospectus are the property of their respective owners.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 1,600,000 shares of Common Stock offered hereby are estimated to be approximately $11,320,000 ($13,048,000 if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $8.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses.


     The principal purposes of the Offering are to (i) increase the Company's working capital, capitalization and financial flexibility and (ii) establish a public market for the Common Stock, which will facilitate future access by the Company to public equity and debt markets, and enhance the ability of the Company to use its Common Stock as a means for attracting and retaining key employees. The Company expects to use the net proceeds from the Offering primarily for working capital, capital expenditures and other general corporate purposes, including to (i) expand and improve the Company's operations, (ii) increase the Company's advertising and marketing efforts, (iii) expand and improve the Company's user support capabilities, (iv) develop new Internet content and applications, and (v) expand the Company's facilities. The Company intends to utilize the net proceeds from the Offering approximately as follows:

                                                                                       APPROXIMATE
                                                                   APPROXIMATE        PERCENTAGE OF
                                                                  DOLLAR AMOUNT       NET PROCEEDS
                                                                  -------------       -------------
Advertising and marketing.......................................   $ 2,000,000             17.7%
Product development.............................................     2,250,000             19.9
Acquisitions, content licensing and collaborative ventures......     2,500,000             22.1
General and administrative......................................     1,000,000              8.8
Capital expenditures............................................       750,000              6.6
Personnel (recruiting, hiring, training and other associated
  costs)........................................................       750,000              6.6
Facilities (rent, capital improvements, moving expenses and
  deposit)......................................................       500,000              4.4
Working capital and other general corporate purposes............     1,570,000             13.9
                                                                   -----------             ----
                                                                   $11,320,000              100%
                                                                   ===========             ====

     The foregoing represents the Company's best estimate of the allocation of the net proceeds of the Offering, based on the expected utilization of funds necessary to finance the Company's existing activities in accordance with management's current objectives and market conditions. The amounts actually expended by the Company for each purpose will vary significantly depending on a number of factors, such as the amount of cash used or generated by the Company's operations and management's assessment of the Company's specific needs. The Company may also use a portion of the net proceeds of the Offering to acquire new technologies, businesses or products which will result in a reallocation of the estimated amounts set forth in the table above (which reallocation may be substantial). While the Company from time to time may evaluate such potential acquisitions, the Company has no present agreements or commitments with respect to any such possible acquisition, nor are any negotiations regarding any such possible acquisitions currently ongoing. Pending such uses, the Company intends to invest the net proceeds of the Offering in short-term investment grade, interest bearing obligations. See "Risk Factors -- No Operating History; Accumulated Deficit; Anticipated Losses, "Risk Factors -- Need for Additional Capital to Finance Growth and Capital Requirements" and "Business."

                                DIVIDEND POLICY

     The Company has never declared or paid any dividends on its capital stock and does not expect to declare or pay dividends for the foreseeable future. The Company currently intends to retain future earnings, if any, to finance the development and operation of its business. Any future declarations and payments of dividends shall be at the sole discretion of the Company's Board of Directors. Payment of dividends on the Common Stock would be subject to the prior payment of all accrued and unpaid dividends on any shares of Preferred Stock the Company may issue in the future at its sole discretion. See "Risk Factors -- Dividend Policy" and "Description of Capital Stock."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of December 31, 1996, (i) on an actual basis and (ii) on an as adjusted basis to reflect the sale of the 1,600,000 shares of Common Stock offered hereby (assuming an initial public offering price of $8.00 per share and no exercise by the Underwriters of any portion of their overallotment option, after deducting estimated underwriting discounts and commissions and estimated offering expenses) and the anticipated application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the Financial Statements and the Notes thereto appearing elsewhere in this Prospectus.

                                                                         DECEMBER 31, 1996
                                                                     --------------------------
                                                                       ACTUAL       AS ADJUSTED
                                                                     ----------     -----------
Stockholders' equity (deficit)(1):
  9% Cumulative Redeemable Convertible Preferred Stock, par value
     $1.00 per share; 1,000,000 shares authorized; no shares issued
     and outstanding, actual; and as adjusted......................  $       --     $        --
  Common Stock, par value $.01 per share; 9,000,000 shares
     authorized; 2,657,100 shares issued and outstanding, actual;
     4,257,100 shares issued and outstanding, as adjusted..........   1,668,900      12,988,900
Accumulated deficit................................................    (780,428)       (780,428)
                                                                     ----------     -----------
          Total Stockholders' Equity and Capitalization............  $  888,472     $12,208,472
                                                                      =========      ==========

---------------

(1) Excludes 587,500 shares of Common Stock issuable upon the exercise of outstanding options as of March 31, 1997, at an exercise price per share equal to the initial public offering price of the Common Stock offered hereby and 50,000 shares of Common Stock issuable upon exercise of the Representative's Warrants. See "Management -- 1996 Stock Option Plan," "Underwriting" and Notes 4 and 6 to Notes to Financial Statements.

                                    DILUTION

     At December 31, 1996, the Company's net tangible book value was $878,325, or $0.33 per share. Net tangible book value per share is determined by dividing the Company's tangible net worth (the Company's total assets, excluding intangible assets, less total liabilities) by the number of shares of Common Stock outstanding as of December 31, 1996. After giving effect to the receipt of $11,320,000 from the sale of 1,600,000 shares of Common Stock in the Offering at an assumed initial public offering price of $8.00 per share (assuming no exercise by the Underwriters of their over-allotment option and after deducting estimated underwriting discounts and commissions and estimated offering expenses) and the application of the net proceeds as described under "Use of Proceeds", the net tangible book value, as adjusted, of the Company at December 31, 1996 would have been $12,198,325, or $2.87 per share, based on 4,257,100 shares of Common Stock to be outstanding after the Offering. This represents an immediate increase in net tangible book value of $2.54 per share to the existing stockholders of the Company, and an immediate dilution in net tangible book value of $5.13 per share to new investors, or approximately 64%. The following table illustrates the per share dilution as of December 31, 1996:

    Assumed initial public offering price per share......................            $8.00
         Net tangible book value per share...............................  $0.33
         Increase per share attributable to new investors................  $2.54
                                                                           -----
    Adjusted net tangible book value per share after the Offering........            $2.87
                                                                                     -----
    Dilution per share to new investors..................................            $5.13
                                                                                     =====

     The following table sets forth, as of December 31, 1996, the differences between the existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share (assuming an initial public offering price of $8.00 per share before deducting estimated underwriting discounts and commissions and estimated offering expenses):

                                                               TOTAL CONSIDERATION
                                       SHARES PURCHASED                PAID
                                     --------------------     ----------------------     AVERAGE PRICE
                                       NUMBER      PERCENT      AMOUNT        PERCENT      PER SHARE
                                     ----------    ------     -----------     ------     -------------
Existing stockholders..............   2,657,100      62.4%    $ 1,668,900       11.5%        $0.63
New investors......................   1,600,000      37.6%     12,800,000       88.5%        $8.00
                                      ---------    ------     -----------     ------
          Total....................   4,257,100    100.00%    $14,468,900     100.00%
                                      =========    ======     ===========     ======


     The foregoing tables assume the exercise of neither the Underwriters' over-allotment option, any outstanding stock options nor the Representative's Warrants. At March 31, 1997, there were outstanding options to purchase an aggregate of 587,500 shares of Common Stock each with an exercise price per share equal to the assumed initial public offering price. Accordingly, the exercise of any of such options will not result in any further dilution to the new investors. See "Management -- 1996 Stock Option Plan" and Notes 4, 6 and 7 to Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

     The following table sets forth financial data and other operating information of the Company. The selected financial data presented in the table is derived from the financial statements of the Company, which have been audited by Ernst & Young LLP, independent auditors. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                           PERIOD
                                                       FROM INCEPTION           THREE MONTHS
                                                     (FEBRUARY 12, 1996)            ENDED
                                                    TO SEPTEMBER 30, 1996     DECEMBER 31, 1996
                                                    ---------------------     -----------------
STATEMENT OF OPERATIONS DATA:
Revenues...........................................       $      --              $      --
Cost of revenues...................................              --                     --
Operating expenses:
  Advertising and marketing........................          10,150                 12,512
  Product development..............................         137,159                137,395
  General and administrative.......................         283,832                220,044
                                                          ---------              ---------
          Total operating expenses.................         431,141                369,951
                                                          ---------              ---------
Loss from operations...............................        (431,141)              (369,951)
Interest income....................................          13,383                  7,280
                                                           --------              ---------
Net loss...........................................       $(417,757)             $(362,671)
                                                          =========              =========
Net loss per share.................................       $   (0.16)             $   (0.14)
Shares used in computing net loss per share(1).....       2,548,680              2,644,260

                                                        SEPTEMBER 30,         DECEMBER 31,
                                                            1996                  1996
                                                        ------------          -----------
BALANCE SHEET DATA:
Cash and cash equivalents..........................      $  865,742             $692,938
Working capital....................................         828,860              668,540
Total assets.......................................       1,066,241              921,086
Total liabilities..................................          45,098               32,614
Stockholders' equity...............................       1,021,143              888,472

---------------
(1) Net loss per share is calculated using the weighted average number of shares of Common Stock outstanding during such period. See Note 1 to Notes to Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company is an interactive technology and media company that provides through its Internet site proprietary content and commodity information relating to business and finance, sports and the Internet. In addition, the Company offers a search/index guide that combines various existing search/index guides into one guide (a "metasearch engine") and a Java-based desktop content delivery system. The Company provides such content and search technology through its Internet site located at <URL:http://www.go2net.com/>.

     The Company was incorporated on February 12, 1996 and its sole operating activities through November 7, 1996 were the conception and development of its Internet site and corresponding business plan, the hiring of employees, including programmers, designers, editors, writers (referred to as content contributors) and administrative staff, the creation and development of its Internet site, the preparation and editing of proprietary and commodity content to be provided thereon and the negotiation of contracts with service, information, equipment and computer software and hardware providers. To date, the Company has not generated any cash revenues.

     The Company has no operating history upon which an evaluation of the Company and its prospects can be based. The Company anticipates that advertising revenues from the Company's Internet site will constitute substantially all of the Company's revenues, if any, during the foreseeable future. Since the Company anticipates that its operations will incur significant operating losses for the foreseeable future, the Company believes that its success will depend upon its ability to obtain revenues from advertising on its Internet site, which cannot be assured. The Company's ability to generate revenues is subject to substantial uncertainty. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by start-up companies in general, and specifically with respect to the new and rapidly evolving market for Internet products, content and services. To address these risks, the Company must, among other things, effectively establish, develop and maintain relationships with advertising customers, advertising agencies and other third parties, provide original, informative, entertaining and compelling content to Internet users, develop and upgrade its technology, respond to competitive developments, attract new qualified personnel and retain existing qualified personnel. There can be no assurance that the Company will succeed in addressing such risks and the failure to do so would have a material adverse effect on the Company's business, financial condition and operating results. Additionally, the Company's lack of an operating history makes prediction of future operating results difficult. Accordingly, there can be no assurance that the Company will be able to generate revenues or that the Company will achieve, or maintain, profitability or generate revenues from operations in the future. Since inception, the Company has incurred significant losses and, as of December 31, 1996, had an accumulated deficit of $780,428. Upon completion of the Offering, the Company currently intends to increase substantially its operating expenses in order to, among other things, expand and improve its Internet operations, fund increased advertising and marketing efforts, expand and improve its Internet user support capabilities and develop new Internet content and applications. The Company expects to continue to incur significant losses on a quarterly and annual basis for the foreseeable future. To the extent such increases in operating expenses are not offset by revenues, the Company will incur greater losses than anticipated. See "Risk Factors -- No Operating History; Accumulated Deficit; Anticipated Losses."

     The Company's quarterly operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of the Company's control. Factors that may adversely affect the Company's quarterly operating results include the level of use of the Internet, demand for advertising, seasonal trends in both Internet use and advertising placements, the addition or loss of advertisers, advertising budgeting cycles of individual advertisers, the level of use of the Company's Internet site, the amount and timing of capital expenditures and other costs relating to the development, operation and expansion of the Company's Internet operations, the introduction of new sites and services by the Company or its competitors, price competition or pricing changes in the industry, technical difficulties or system failures, general economic conditions and economic conditions specific to the Internet and Internet media. In seeking to effectively implement its operating strategy, the Company may elect from time to time to make certain advertising and marketing or acquisition decisions that could have a material adverse effect on the Company's business, financial condition and operating results. The Company believes that period to period comparisons of its operating results are not meaningful and should not be relied upon for an indication of future performance. Due to all of the foregoing factors, it is likely that in some future quarters, the Company's operating results may be below the expectations of public market analysts and stockholders. In such event, the price of the Company's Common Stock would likely be materially adversely affected. See "Risk Factors -- Unpredictability of Future Revenues; Potential Fluctuations in Quarterly Operating Results."

RESULTS OF OPERATIONS

     REVENUES

     The Company did not launch its Internet site until November 7, 1996 at which time it was still in the process of evaluating the technical features of the site. From the date of inception to date, the Company has not generated any cash revenues. The Company is not a party to any advertising or other agreement or arrangement from which it can record deferred revenues or reasonably expect to generate cash revenue in the immediate future. The sole source of funds for the Company from the date of inception through December 31, 1996, other than the sale of equity, has been interest income in the amount of $20,663. See "Risk Factors -- No Operating History; Accumulated Deficit; Anticipated Losses."

     COSTS OF REVENUES

     Since inception, the Company has not incurred any cost of revenues as the Company has not begun generating revenues. Costs incurred during the period from inception to December 31, 1996 were recognized as product development expenses. There can be no assurance that the Company will be able to generate sufficient revenues, advertising or otherwise, to cover its costs of revenues. The failure to generate sufficient revenues in order to cover its costs of revenues will result in continued losses and will continue to have a material adverse effect on the Company's business, financial condition and operating results.

     OPERATING EXPENSES

     Advertising and Marketing. Advertising and marketing expenses consist primarily of public relations, travel and costs of marketing literature. Advertising and marketing expenses incurred by the Company for the period from inception through the Company's fiscal year ended on September 30, 1996 and the three months ended December 31, 1996 were $10,150 and $12,512, respectively. The Company intends to significantly increase its advertising and marketing expenses in future periods.

     Product Development. Product development expenses consist of expenses incurred by the Company's initial development and creation of its Internet site. Product development expenses include compensation and related expenses, costs of computer hardware and software, and the cost of acquiring, designing, developing and editing Internet content. All of the costs incurred to date in connection with the development of the Company's Internet site have been expensed. Product development expenses incurred by the Company for the period from inception through the Company's fiscal year ended on September 30, 1996 and the three months ended December 31, 1996 were $137,159 and $137,395, respectively. The Company believes that significant investments in enhancing its Internet site will be necessary to become competitive. As a result, the Company may continue to incur, or increase the level of, product development expenses.

     General and Administrative. General and administrative expenses consist primarily of compensation not otherwise attributable to development expenses, rent expense, fees for professional services and other general corporate purposes. General and administrative expenses incurred by the Company for the period from inception through the Company's fiscal year ended on September 30, 1996 and the three months ended December 31, 1996 were $283,832 and $220,044, respectively. The Company expects general and administrative expenses to significantly increase in future periods as a result of, among other things, the additional costs of being a public company.

     Income Taxes. The Company has not recorded an income tax benefit because it has incurred net operating losses since its inception. As of December 31, 1996, the Company had Federal net operating loss carry forward of approximately $750,000. The Federal net operating loss carry forwards will expire beginning in 2011 if not utilized. Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the ownership change limitations provided in the Internal Revenue Code of 1986, as amended, and similar state provisions. See Note 3 of Notes to Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 1996, the Company's principal source of liquidity was $692,938 in cash and cash equivalents derived from private sales of the Company's equity securities. The Company also has a $500,000 revolving line of credit with a commercial bank which expires on November 15, 1997. All borrowings under such line of credit accrue interest at such bank's prime annual lending rate plus 1%. In January 1997, the Company borrowed $125,000 under this line of credit. The Company has primarily financed its operations through the private sale of equity securities. See "Certain Transactions."

     Capital expenditures were approximately $197,202 and $25,213 for the period from inception through the Company's fiscal year ended on September 30, 1996 and the three months ended December 31, 1996, respectively. The Company has no material commitments for capital expenditures other than $96,000 relating to the purchase of computer hardware and software. The Company anticipates a substantial increase in its capital expenditures in 1997 consistent with its anticipated growth.

     The Company currently believes that available funds, cash flows expected to be generated from operations, if any, the existing line of credit and the net proceeds of the Offering will be sufficient to fund its working capital and capital expenditures requirements for the twelve months following completion of the Offering. Thereafter, the Company may need to raise additional funds. The Company's ability to grow will depend in part on the Company's ability to expand and improve its Internet operations, expand its advertising and marketing efforts, expand and improve its Internet user support capabilities and develop new Internet content material. In connection therewith, the Company may need to raise additional capital in the foreseeable future from public or private equity or debt sources in order to finance such possible growth. In addition, the Company may need to raise additional funds in order to avail itself to unanticipated opportunities (such as more rapid expansion, acquisitions of complementary businesses or the development of new products or services), to react to unforeseen difficulties (such as the loss of key personnel or the rejection by Internet users or potential advertisers of the Company's Internet content) or to otherwise respond to unanticipated competitive pressures. If additional funds are raised through the issuance of equity securities, then the percentage ownership of the Company's then existing stockholders will be reduced, stockholders may experience additional and significant dilution and such equity securities may have rights, preferences or privileges senior to those of the Company's Common Stock. There can be no assurance that additional financing will be available on terms acceptable to the Company or at all. If adequate funds are not available or are not available on terms acceptable to the Company, the Company may be unable to implement its business, sales or marketing plan, respond to competitive forces or take advantage of perceived business opportunities, which could have a material adverse effect in the Company's business, financial condition and operating results. See "Risk Factors -- Need for Additional Capital to Finance Growth and Capital Requirements."

                                    BUSINESS

GENERAL

     The Company is an interactive technology and media company that provides through its Internet site proprietary content and commodity information relating to business and finance, sports and the Internet. In addition, the Company offers a search/index guide that combines various existing search/index guides into one guide (a "metasearch engine") and a Java-based desktop content delivery system. The Company focuses its editorial, design and programming resources on developing proprietary content that seeks to be original, entertaining, informative and compelling. The Company's Internet site seeks to attract what the Company believes is the typical Internet user of today (18 to 39 years old, middle- to upper-middle class and college-educated) and the advertisers wishing to reach this target market. In order to reach this target market and advertisers, the Company's Internet site seeks to provide:

     - an online environment in which content contributors are active participants in the Company's Internet site, interacting with both users and one another;

     - content that informs, educates, entertains, provides varying perspectives and encourages users to participate or take action on the information provided;

     - an online environment that facilitates ease of use of the Company's Internet site through its design, communication and navigation features and tools; and

     - advertising and sponsorship opportunities through an approach combining brand integration, animated advertising, product promotion and content area sponsorship.

     The Company launched its Internet site on November 7, 1996. The Company's Internet site is located at <URL:http//www.go2net.com/>.


     On January 31, 1997, the Company sublicensed from Netbot on an exclusive basis (with certain limited exceptions) Metacrawler
<URL:http://www.metacrawler.com>, a metasearch engine developed by the
University of Washington and Netbot, and associated intellectual property rights (the "Metacrawler Service"). The Metacrawler Service is a free World Wide Web search service which sends search queries to several Web search engines. The Company integrated the Metacrawler Service into the Company's product offerings under the go2search name in March 1997.


     The Company's objective is to be a leading provider of content on the World Wide Web, specifically in the areas of business and finance, sports and the Internet, complemented by technologies such as search/index guides and Java-based desktop content delivery systems. The Company focuses on utilizing innovative technologies to deliver its content and to enhance the attractiveness and utility of its product offerings with specially designed graphics and animation. The Company's goal is to provide interactive content in all of its content areas, and to seek advertisers and sponsors who wish to access the demographic groups using the Company's Internet site.

INDUSTRY BACKGROUND

     Growth of the Internet and the World Wide Web

     The Internet is a global collection of thousands of computer networks interconnected to enable commercial organizations, educational institutions, government agencies and individuals to communicate electronically, access and share information, and conduct business. Much of the growth to date in the use of the Internet by businesses and individuals is due to the emergence of the World Wide Web. The World Wide Web is a network medium that includes a wide range of content and activities. Within the World Wide Web there can be found content such as magazines, news and sports information, radio broadcasts, and corporate, product, educational, research and political information, as well as activities such as customer service, electronic commerce, hotel and airline reservations, banking, games and discussion groups. Electronic documents or "Web pages," which may contain textual, audio and video information, are published on the World Wide Web on what is referred to as a "Web site" in a common format. Users can view and move among these Web pages by using software called "Web browsers" such as Netscape Navigator or Microsoft Internet Explorer. Users specify which electronic documents they wish to view with their Web browser by entering a document's unique electronic Web address, or Universal Resource Locator ("URL").

     Jupiter Communications estimated that in 1995 there were approximately 15 million Internet users. International Data Corporation estimates that the number of Internet users is projected to reach 199 million users in 1999, of which 125 million users are estimated to be accessing the World Wide Web. Net.Genesis estimates that there were approximately 90,000 Web sites in January 1996 compared to approximately 2,700 Web sites in June 1994. The Company believes that the growth in the number of Internet users and Web sites has been fueled principally by significant investments by leading technology and computer software companies, public interest and the potential pervasive effect of the Internet on virtually every industry. In particular, the existing and increasing number of personal computers in the workplace and at home, improvements in the performance and speed of personal computers and modems, the development of easy-to-use graphical user interfaces, improvements in the network infrastructure, the enhanced ease of access to the Internet by Internet service providers, consumer-oriented Internet services and long-distance telephone companies, the emergence of standards for Internet navigation and information access and the declining costs of Internet service have all been contributing factors to the current growth in the use of the Internet and the World Wide Web by businesses and individuals.

     Content on the Internet and in Traditional Media

     The World Wide Web provides the opportunity for Internet content providers to create a product that is timely, interactive, and offers information in a manner not typically produced by traditional forms of media. While the print media can be comprehensive with respect to its subject matter and the television broadcast media is well-suited to conveying content with a high degree of audio and visual information, each generally lacks interactivity and the information provided thereby cannot be personalized or customized. In addition, the print media lacks the ability to provide real-time information and the television broadcast media typically offers only a broad coverage of the subject matter. Web sites can offer the user archives, related stories and other tools to enhance the attractiveness and utility of the information received. The World Wide Web also makes it possible to deliver personalized, real-time information to the user through software applications that allow the user to customize and manipulate the information accessed. The delivery of Internet content may be used not only to address a user's preferences, but also to optimize, among other things, the utility thereof based on the user's computer hardware, software and bandwidth. The Company believes that many of the more prominent Web sites have been successful in creating "virtual communities" by offering the user opportunities to, among other things, congregate, trade information, make purchases and interact with the content and/or programs. The Company believes that Web sites that have been successful in building a "virtual community" among its users have been able to significantly increase the number of users accessing their particular Web site.

     The Company believes that new technologies developed specifically for use on the Internet, such as the "Java" programming language developed by Sun MicroSystems, Inc., will help to fuel continued growth in the use of the Internet. The Java programming language represents an evolution of languages such as "C" and "C++." It combines the simplicity of "C" with object oriented principles found in "C++" and adds, among other things, platform independence and what the Company believes is an effective security model. In theory, a computer program written in Java may be run on any operating system, eliminating the expense and work involved in porting computer code between platforms. Java also offers security features that enable the safe execution of downloaded computer code, which has accelerated a shift in distribution models from shrink-wrapped software to direct electronic delivery via the Internet. Two of the most widely used Web browsers, Netscape Navigator and Microsoft Internet Explorer, both employ the use of Java.

     Business Opportunities on the Internet

     The Company believes that the leading Internet content providers will benefit from the increasing number of Internet users since advertisers will more likely advertise on Web sites that demonstrate a high volume of user traffic and provide advertising programs designed for specific demographic groups. As a result, the Company believes that a significant opportunity exists for companies providing original, entertaining, informative and compelling content on the Internet. The Company believes that a significant opportunity exists to exploit certain niches of the Internet user community by providing business and finance, sports and Internet-related content, with complementary technologies such as search/index guides and Java-based desktop content delivery systems. The Company believes that the Internet market for advertising will continue to grow in the foreseeable future. According to Jupiter Communications, the market for Internet-based advertising and sponsorships amounted to approximately $55 million in 1995, and is expected to grow to approximately $4 billion by the year 2000.

     The Company believes that an important factor in the recognition of the World Wide Web as a legitimate advertising medium is the ability to direct advertising to specific user groups, directly distribute targeted information to users on an individualized basis and receive timely feedback from users. Current technology allows Web sites to monitor the demographics of their users and deliver specific information to the advertisers and advertising agencies. The Company believes that continued improvements in the tools and technologies used to measure user response to advertisements on the Internet and to track purchasing decisions should increase the effectiveness and attractiveness of Internet-based advertising. The emerging model for advertising rates is that advertisers pay a premium for a targeted audience. The Internet can also provide the user with direct access to the advertiser with "click-through" advertisements, where an electronic transaction is capable of occurring immediately if the advertiser has a Web site capable of conducting sales and purchases via the Internet. Another perceived advantage of Internet-based advertising is that such advertising can be evaluated and monitored daily, and in the future should be capable of being monitored in real-time. If an Internet-based advertisement is not delivering the anticipated results, an advertiser can remove the advertisement within a short period of time and replace it with an advertisement that may be more likely to deliver the anticipated results.

     In light of increased growth in the number of Internet users, certain content providers charge a subscription fee for users to access certain of their content as an additional revenue source. These subscription fees are charged to either supplement advertising revenues or as an entirely separate revenue model. For example, ESPNET.Sportszone charges its users for fantasy sports league participation, and selected sports columns, and Individual, Inc. charges for certain services on its NewsPage Web site, which provides a customized Internet newspaper. Additionally, the Company believes that the growth of the Internet and its adaptation to commercial use presents a significant new opportunity for merchants to reach a wider customer base. However, before Internet commerce can experience significant growth, consumers, merchants and financial institutions must be satisfied that the electronic manifestations of existing payment methods are as safe, convenient and secure as their current counterparts. No assurance can be given that such safe, convenient and secure Internet payments can be developed or, if developed, can be effectively used by, or be cost efficient for, most Internet users.

THE go2net OPPORTUNITY

     In December 1996, Web21 Inc.'s listing of the 25 most visited Web sites included five sites offering sports information, three offering news related to the Internet, three offering business or finance information and eight offering search/index guides. In terms of business or finance content, there is a wealth of financial resources and information available on the Internet. However, few Web sites provide custom commodity information combined with quality proprietary content from business and financial writers and analysts. As for sports content, the demand for sports information in general is reflected by the fact that some of the most accessed Web sites are dedicated solely to sports, such as ESPNET Sportszone, NBA.com, Sportsline USA and iGolf. In addition, as use of the Internet expands, the Company believes that there will be an increasing demand for Internet-related information ranging from elementary aspects of the Internet to the latest Internet software and technology enhancements, as well as the other corresponding products and services. The Company believes that a significant opportunity exists to exploit certain niches of the Internet user community by providing business and finance, sports and Internet-related content, complemented by technologies such as search/index guides, and Java-based desktop content delivery systems.

STRATEGY

     The Company's objective is to be a leading provider of content on the World Wide Web, specifically in the areas of business and finance, sports and the Internet. The Company has also developed a complementary search/index guide and a Java-based desktop content delivery system. The Company focuses on utilizing innovative technologies to deliver its content and to enhance the attractiveness and utility of its product offerings with specially designed graphics and animation. The Company's goal is to provide interactive content in all of its content areas, and to seek advertisers and sponsors who wish to access the demographic groups using the Company's Internet site. The inability of the Company to achieve any portion of its strategic goals may have a material adverse effect on its business, financial condition and operating results. There can be no assurances that the Company will be able to achieve any of such goals and, if not so achieved, that it will be able to develop and implement alternative strategic goals. Key elements of the Company's strategy include:

     Provide Compelling and Targeted Content. The Company seeks to create content that is original, entertaining, informative and compelling. The Company's Web site content focuses on what the Company believes are currently the most popular areas of interest on the Internet: business and finance, sports and the Internet itself. The Company seeks to offer information in these areas which is written by content contributors with demonstrated expertise, experience and notoriety in their fields. The Company supplements the content provided by these contributors with supporting commodity and other information and content provided by its in-house editorial staff. In addition, the Company recognizes that as its content areas grow, it may be useful to spin off certain content areas as their own URL's in order to maximize department revenues, and maximize the navigational intuitiveness and usability of the department.

     In addition, the Company believes that the creation of a virtual community for the content found on its Web site is an important component in determining who chooses to access its Web site. In particular, the Company's content contributors and editors interact with users through electronic mail, and online question and answer sessions. The Company also encourages its users to submit articles and questions directly to its Web site. The Company hopes to provide content that is formed through an interaction between the Company's editorial staff and the users.

     Establish Market Awareness and Brand Recognition. The Company believes that establishing and maintaining the go2net brand is a critical element of its operating strategy. The Company plans to create a brand identity that is built around authoritative commentary and innovative delivery of information. In this regard, the Company has placed significant emphasis on establishing brand identity for its product offerings. The Company's brand and corporate identity seeks to reflect an Internet site that provides a well-balanced array of programming with varying perspectives. The Company will seek to build and reinforce its brand through advertising on the Internet; in trade magazines and in other traditional forms of media; editorial coverage; and a public relations strategy that includes frequent press releases. The Company also believes that the go2net brand will be reinforced as a result of the consistent design and imagery associated with each department of its Web site. The Company believes that by successfully building its brand, there will be opportunities to expand into new content offerings.

     Leverage Strategic Relationships. The Company seeks to leverage its current resources and infrastructure by entering into strategic relationships with third party developers of content and Internet-related technologies. The Company believes that these relationships will enhance the Company's product offerings while leveraging the Company's development, sales and marketing resources. The Company has established relationships with a number of leading information providers with respect to a significant portion of the commodity information included in the Company's Internet site. These relationships enable the Company to complement its proprietary content offerings with information developed or compiled by third parties.

     Focus on Advertising Sales. The Company seeks to differentiate itself from other Internet companies by offering advertising and sponsorship opportunities that combine brand integration, animated advertising, product promotion and content area sponsorship. The Company seeks to assist sponsors and advertisers in promoting their products by providing alternatives to banner advertisements, which are the current advertising standard on the World Wide Web.

PRODUCTS

     The Company's product strategy is to design and deliver content in an intuitive manner and utilize the most current technologies available to it in order to enhance the user's experience on its Web site. The Company believes that the technology utilized in its Web site offers a practical means of performing certain tasks. While most Web sites have typically chosen to focus on one type of content, such as sports, business, health or movies, the Company believes that the content offerings contained in the Company's Web site will enable the Company to position itself as a Web site that is capable of providing a wide variety of programming.

     The Company's existing product offerings, all of which first appeared on the Internet on November 7, 1996, include the following content areas and technology applications:


          go2sports: This content area offers exclusive insights from Hall of Fame athletes, such as former Boston Celtic Bill Russell and former Cincinnati Red Joe Morgan, and journalists such as Steve Rudman and the Company's own in-house journalists. The Page 2, Hoop City, The Show and The Gridiron areas of go2sports offer entertaining insights, commentary and a real-time news ticker and scoreboard. Users are encouraged to contribute writings, participate in polls, and interact with the Company's Web site personalities. This content area also features a self-updating sports ticker offering sports scores and sports news updates, and daily and weekly sports articles. From November 7, 1996 through March 31, 1997, there were approximately 44,000 unique visitors to go2sports. This number does not include repeat visitors to the go2sports area.



          go2business: This content area provides users with insights regarding the financial markets, publicly traded companies, and general financial and economic trends. Inside Scoop features the insights of prominent industry analysts and writers, such as business author Jennifer James, Ph.D. Daily Market Rap offers insights on the day's financial market activities by William Fleckenstein, a professional money manager. Stock Picks is the platform for the Company's investment professionals to select the stocks that they believe can outperform the major market averages over various investment horizons. go2business offers investment tools such as stock quotes, graphs, historical data, personal portfolio monitoring, business and financial news, company profiles and company filings. The Company has sought to further enhance the attractiveness of this feature by including a ubiquitous, configurable stock ticker. From November 7, 1996 through March 31, 1997, there were approximately 31,000 unique visitors to go2business. This number does not include repeat visitors to the go2business area.



          go2internet: This content area contains insights on the Internet's recent developments, trends and issues, provided by recognized individuals in the Internet industry. This content area includes articles contributed by Paul Phillips, Internet security expert and the Company's Vice President -- Technology, and Martin L. Schoffstall, co-founder of PSINet, Inc. and a director of the Company, along with other technology professionals and journalists. Steve Berlin, who contributes to MSNBC and is published in Websight magazine, manages the Useless WWW Pages area of go2internet. go2internet features interactive elements, such as the One Book List area (a book review forum), as well as a scrolling news ticker that updates the latest Internet and technology industry news. From November 7, 1996 through March 31, 1997, there were approximately 222,000 unique visitors to go2internet. This number does not include repeat visitors to the go2internet area.



          go2search: Metacrawler <URL:http://www.metacrawler.com> is a World Wide Web search service developed by UW and Netbot. The Company has sublicensed the Metacrawler Service from Netbot. The Company integrated the Metacrawler Service into go2search in March 1997. Based on a seven-day log of traffic to the Metacrawler Service taken by the Company in March 1997, there was an average of approximately 72,000 visitors (measured as unique machine addresses) per day to the Metacrawler Service and an average of approximately 215,000 queries (searches) per day.



          Metacrawler differs from other services in that it does not maintain an internal database. Instead, it utilizes the databases of various Web-based search engines and indexes. The exact search engines utilized by Metacrawler have changed from time to time based on utility and the relationship with individual search services. In March 1997, Metacrawler sent its user queries to several Web search engines, including Lycos, WebCrawler, Excite, Alta Vista and Yahoo! The Web search engines to which Metacrawler sends its queries may change from time to time. Metacrawler works by querying a number of search engines simultaneously, organizing the results into a uniform format, and displaying them. With Metacrawler, the user also has the option of scoring the hits.


          go2vision: This product allows for users to obtain commodity information and search the World Wide Web while simultaneously accessing other Web sites or running other applications. go2vision was developed by the Company's team of Java programmers. Since the software code was written entirely in Java, it can be downloaded and used in response to a single click of a mouse by the user. go2vision is designed to coexist on the user's screen with other applications. It updates automatically with stock quotes and sports scores, and includes a metasearch engine that allows the user to probe the Internet while simultaneously browsing or using other applications. go2vision has the ability to deliver both static and animated, interactive advertisements for the Company's sponsors. Users can have go2vision on their desktop all day long as go2vision continually updates to deliver timely information. In addition, Internet users may customize any of the features of go2vision. From November 7, 1996 through March 31, 1997, there were approximately 4,400 unique visitors to go2vision. This number does not include repeat visitors to the go2vision area.


STRATEGIC RELATIONSHIPS

     The Company intends to leverage its current development resources and infrastructure by entering into strategic and licensing relationships with third party developers of content and technologies. The Company has established relationships with a number of leading information providers. The Company has agreements with information providers including S&P Comstock, DRI/McGraw-Hill, Dow Jones & Company, Inc., New York Stock Exchange, Inc., The Nasdaq Stock Market, Inc., SportsTicker, Comtex, Edgar Online and Market Guide Inc. The Company has also established a relationship with InterNAP Network Services, L.L.C., a Seattle-based private NAP (network access point). The InterNAP headquarters, where the Company's servers are located, maintains multiple DS-3 circuits with some of the largest Internet service providers. This relationship will help to maximize the speed and accessibility of the Company's Web site for users.

     In January 1997, the Company licensed the Metacrawler Service from Netbot. See "-- Metacrawler License Agreement."

     The Company also has an ongoing advertising barter relationship with Yahoo!, Inc., which the Company believes will enhance its brand recognition and potentially expand its user base.

REVENUE SOURCES

     Sponsors/Advertisers: To date, the Company's Internet site has only two advertisers. The Company has a barter arrangement with Yahoo!, Inc., with respect to the trading of advertisement impressions on each other's Internet site. The other advertiser is not currently paying for advertising. The typical advertiser being sought by the Company for its Web site is a large corporation or organization which currently advertises nationally in print, radio, television or electronic media. The Company seeks to establish advertising relationships with these potential advertisers through its own marketing and advertising sales department and to supplement these efforts from time to time through national advertising agencies. The pricing strategy will generally be based on the number of impressions delivered, with the goal of incentivizing advertisers to sign longer term agreements. No assurance, however, can be given that such pricing strategy can be implemented, or if implemented, will result in significant advertising revenues to the Company.

     Subscriptions, Memberships and Other Transactions: The Company believes that there may be possibilities to segment certain proprietary content areas on the Company's Web site as subscription areas, specifically with stock recommendations in the business area, and with fantasy sports league participation in the sports area, which have demonstrated popularity on the World Wide Web. The Company has plans to offer these and other subscription services in 1997, although there can be no assurance that the Company will be able to initiate or successfully operate any subscription areas. As traffic to the Company's Web site increases, the Company will review other opportunities for deriving revenue, such as offering products and services from advertisers and sponsors and itself, if safe, secure electronic payments can be developed and widely implemented. There can be no assurance that the Company will be able to initiate or successfully operate electronic commerce, for itself or its sponsors/advertisers, through its Web site.

ADVERTISING SALES

     The Company expects to derive substantially all of its revenues from the sale of advertising on its Web site. The Company's advertising sales staff consists of two full-time employees located at the Company's executive offices in Seattle, Washington. The Company expects that its Internet-based advertising revenues will be derived from the sale of advertising and sponsorships by the Company's direct sales department supplemented from time to time with the use of national advertising agencies. To date, the Company has generated no cash advertising or sponsorship revenues. Currently, the Company's advertising sales have been limited to barter transactions in which the Company trades impressions with another Web site. While the Company has developed, and is seeking to implement, the advertising sales strategy described in this Prospectus, there can be no assurance that such strategy will be successful in achieving its objectives. See "Risk Factors -- Dependence on Advertising Revenues" and "Risk Factors -- Limited Experience in Sales and Marketing of Advertising."

     The Company seeks to help grow the businesses of its potential sponsors and advertisers by providing an alternative to banner advertising, which is the current standard on the World Wide Web. To this end, the Company seeks to provide two advertising elements: custom brand integration and company promotion. The Company's advertising strategy is based on the concept of brand and product integration. Brand logos are integrated into areas of the Company's Web site without diminishing the presentation of the content. The brands are woven into the design of the Web site in an attempt to hold a user's attention with customized environments designed for each page. This approach is consistent with the Company's endorsement of the sponsorship model for advertising.

     The Company believes that the sponsorship of Internet content will play an increasingly important role in generating advertising revenues. The World Wide Web is relatively new to sponsorships, but this concept has been around for almost 50 years in traditional forms of media, originating back in the days of Kraft Television Theater (1947) and the Texaco Star Theater (1948) and continuing today through corporate sponsorship of various forms of entertainment, such as sporting events and concerts. The key element of this approach for the sponsor is that the product or service becomes associated with the content or program. The Company believes that tasteful, authentic sponsorships will lead the user to believe that the sponsor is not being forced upon them, but rather is presenting a value-added product and a content program.

     The Company seeks to offer each of its potential sponsors/advertisers the opportunity to access the number of times their advertisements are viewed on a daily basis through the establishment of a private, dedicated URL located on the Company's Web servers. The Company believes that this process will make it easier for the sponsor/advertiser to monitor the success of a particular advertisement on a daily basis, and will give the sponsor/advertiser more confidence in the accuracy of the number of advertisement impressions delivered on the Company's Web site. In order to further serve the sponsor/advertiser, the Company plans to establish during 1997 a page on its Web site where the user will be asked from time to time to respond to a short survey in return for the opportunity to win prizes provided by either the Company or a sponsor/advertiser. The Company believes that such surveys may result in generating more interest in specific content areas and attract sponsorship interest. No assurance, however, can be given that, if the Company is able to establish such a page on its Web site, users will actually participate in such surveys or that advertisers or sponsors will find such surveys of use or value to them.

     Use of the Internet by consumers is at a very early stage of development, and market acceptance of the Internet as a medium for information, entertainment, commerce and advertising is subject to a high level of uncertainty. The Company believes that its success depends upon its ability to obtain significant revenues from its Internet operations, which will require the development and acceptance of the Internet as an advertising medium. The Company believes that most advertisers and advertising agencies have limited experience with the Internet as an advertising medium and neither advertisers nor advertising agencies have devoted a significant portion of their advertising budgets to Internet-related advertising to date. In order for the Company to generate advertising revenues, advertisers and advertising agencies must direct a portion of their budgets to the Internet as a whole, and specifically to the Company's Internet site. There can be no assurance that advertisers or advertising agencies will be persuaded, or able, to allocate or continue to allocate portions of their budgets to Internet-based advertising, or if so persuaded or able, that they will find Internet-based advertising to be more effective than advertising in traditional media such as television, print or radio, or in any event decide to advertise on the Company's Internet site. Moreover, there can be no assurance that the Internet advertising market will develop as an attractive and sustainable medium, that the Company will achieve market acceptance of its products or that the Company will be able to execute its business strategy successfully. Acceptance of the Internet among advertisers and advertising agencies will also depend on the level of use of the Internet by consumers, which is highly uncertain, and on the acceptance of the alternative new model of conducting business and exchanging information presented by the Internet. Advertisers and advertising agencies that have invested resources in traditional methods of advertising may be reluctant to modify their media buying behavior or their systems and infrastructure to use Internet-based advertising. Furthermore, no standards to measure the effectiveness of Internet-based advertising have yet gained widespread acceptance, and there can be no assurance that such standards will be adopted or adopted broadly enough to support widespread acceptance of Internet-based advertising. If Internet-based advertising is not widely accepted by advertisers and advertising agencies, the Company's business, financial condition and operating results will be materially adversely affected and the Company may cease to be a commercially viable enterprise. See "Risk Factors -- Dependence on Acceptance of the Internet as an Advertising Medium; Lack of Measurement Standards."

MARKETING

     The Company's marketing strategy is to enhance, promote and support a perception that the Company's Internet offerings have a balance of proprietary content and general subject matter in its content areas. The Company believes that it is necessary to provide the Internet user with content that allows them an opportunity to act on the information provided. To that end, the Company has positioned its technical team to supplement the content contributors and editors with interactive elements. This enhances the ability of the Company to provide Internet content that it believes to be creative, entertaining and unique to the Internet medium.

     During 1997, the Company will focus on a marketing strategy that will include informing all search/index guides and information Web sites about the Company's Web site; periodic press releases promoting new content, technologies, important hires and other strategic relationships; and advertising on Web sites and in trade magazines.

     The Company believes that the combination of a strong brand identity and meaningful content is an approach that has been successful to date for certain of the prominent Web sites. In order to implement its marketing plan, the Company intends to routinely gather information regarding the types of content that Internet users seek. The Company intends to monitor users' needs and preferences primarily by periodically conducting focus groups and encouraging users to provide input in the form of electronic mail or soliciting such opinions through surveys completed in conjunction with contests conducted by the Company.

     Each of these elements of the Company's marketing plan will depend upon the Company's ability to provide original, entertaining, informative and compelling content, which cannot be assured. If Internet users do not perceive the Company's Internet content to be such, or if the Company introduces new content or Web sites, or enters into new business relationships or strategies that are not favorably received, the Company would likely be unsuccessful in promoting and implementing its marketing plan. Furthermore, in order to attract and retain users and to promote and implement its marketing plan, particularly in response to competitive pressures, the Company may find it necessary to commit greater financial and personnel resources to providing Internet content or creating or maintaining its brand recognition. If the Company is unable to provide the contemplated content or otherwise fail to establish and maintain brand recognition, or if the Company incurs excessive expenses in an attempt to improve its content or implement its marketing plan, the Company's business, financial condition and operating results would be materially adversely affected. See "Risk Factors."

RESEARCH AND DEVELOPMENT

     A focus of the Company's research and development efforts is the enhancement of its content delivery and presentation through the use of Java-based software applications. The Company's programming staff devotes a portion of its time and efforts to the development of Java and other software applications, which will primarily be used in connection with existing applications. Examples of potential Java-based software applications include the facilitation of multi-player games, a Java interface to a metasearch engine and enhanced financial monitoring and analysis tools. No assurance can be given that the Company will be able to develop enhancements to its content delivery or presentation or to develop any new Java-based software applications, or if so developed, that such enhancements or applications will be commercially viable.

     The Company also focuses its research and development efforts on the development of new content areas and services that address the needs or preferences of certain demographic groups that, in the belief of management, may be attractive to advertisers and sponsors. No assurance can be given that the Company will be able to develop new content areas or services, or if so developed, that such content areas or services will be commercially viable. Product development expenses for the period from inception through the Company's fiscal year ended on September 30, 1996 and the three months ended December 31, 1996 were $137,159 and $137,395, respectively.

COMPETITION

     The Company competes with other Internet content providers for the time and attention of consumers and for advertising and subscription revenues. Competition among Internet content providers is intense and is expected to increase significantly in the future. The Company's Internet site competes against a variety of companies that provide similar content through one or more media, such as print, radio, television and the Internet. To compete successfully, the Company must develop and deliver popular, original, entertaining, informative and compelling Internet content to attract Internet users and to support advertising and, in the future, subscription fees. In the Company's niche of business and finance, sports and the Internet, in addition to competing with numerous newspapers, magazines, television programs and radio broadcasts that cover the same material, the Company competes with various Internet content providers such as Starwave Corporation, Microsoft Corporation, c/net, Inc., America OnLine, Inc., MGM Interactive, Inc., CompuServe, Inc., Prodigy Services Co., Excite, Inc., Infoseek Corporation, Lycos, Inc., Netscape Communications Corporation, Time Warner, Inc., PointCast Incorporated, SOFTBANK Corporation, Yahoo! Inc., SportsLine USA, Inc. and Wired Ventures, Inc. Many, if not all, of these competitors also offer a wider range of services than does the Company, which services may be sufficiently attractive to Internet users to attract users to their services and, consequently, dissuade them from accessing the Company's Internet site. If the Company is unable to attract a significant number of Internet users to its Internet site, the Company's business, financial condition and operating results will be materially adversely affected and the Company may cease to be a commercially viable enterprise.

     The market for Internet content and services is relatively new, intensely competitive and rapidly evolving. There are minimal barriers to entry, and current and new competitors can launch new Internet sites at relatively low cost within relatively short time periods. In addition, the Company competes for the time and attention of Internet users with thousands of non-profit Internet sites operated by, among other persons, individuals, government and educational institutions. Existing and potential competitors also include magazine and newspaper publishers, cable television companies and start-up ventures attracted to the Internet market. Accordingly, the Company expects competition to persist and intensify and the number of competitors to increase significantly in the future. Should the Company seek in the future to attempt to expand the scope of its Internet site, it will compete with a greater number of Internet sites and other media companies. Because the operations and strategic plans of existing and future competitors are undergoing rapid change, it is extremely difficult for the Company to anticipate which companies are likely to offer competitive content and services in the future. There can be no assurance that the Company's Internet site will compete successfully.

     The Company believes that the competitive factors attracting Internet users include the quality of presentation and the relevance, timeliness, depth and breadth of information and services offered by the Company. With respect to attracting advertisers and advertising agencies, the Company believes that the competitive factors include, among others, the number of users accessing the Company's Internet site, the demographics of such user base, the Company's ability to deliver focused and compelling advertising and interactivity through its Internet site and the overall cost-effectiveness and value of advertising offered by the Company. In addition, the success of the Company's business strategy depends on the sale of future Internet advertising at premium prices, based in part on the demographic characteristics of the Company's Internet users. With respect to attracting subscription-based users in the future, the Company believes that the competitive factors include, among others, the quality, uniqueness and usefulness of the content being provided, the price charged for such content and the cost and accessibility of similar content through the Internet or competing media. Given the intense competition among Internet content providers and other media, there can be no assurance that the Company will be able to compete successfully with respect to any of these factors.

     Many, if not all, of the Company's current and potential competitors have significantly greater financial, editorial, technical and marketing resources, longer operating histories, greater name recognition, and greater experience than the Company; and also have established relationships with advertisers and advertising agencies. Many, if not all, of such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive advertising and subscription price policies and devote substantially more resources to developing Internet content than the Company. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially adversely affect the Company's business, financial condition and operating results. In addition, in response to competitive pressures, the Company may make certain pricing, content and/or marketing decisions or enter into acquisitions or new ventures that could have a material adverse effect on the Company's business, financial condition and operating results. See "Risk Factors -- Competition; Low Barriers to Entry."

EMPLOYEES


     As of March 31, 1997, the Company had a total of 22 employees all of whom are based at the Company's executive offices in Seattle, Washington. Of the total of 22 employees, 2 are in sales and marketing, 8 are in providing and editing content for the Internet site, 4 are in programming, 2 in quality assurance, 3 in design, technical support, documentation and product development, and 3 are in administrative and finance functions. In addition, as of March 31, 1997, the Company has agreements with approximately 18 independent contractors to provide various services, articles and other content material for inclusion in the Company's Internet site. None of the Company's employees are represented by a labor union and the Company considers its employee relations to be good. See "Risk Factors -- Dependence on Key Personnel" and "Risk Factors -- Managing Potential Growth."


FACILITIES


     The Company's executive offices are located in downtown Seattle, Washington in an office building in which the Company leases 7,166 square feet under a sublease that expires on July 31, 1997. The Company has recently signed a sublease for offices comprised of 13,481 square feet located in downtown Seattle, Washington for a lease term which expires in September 2003. The Company anticipates that it will relocate to these offices in June 1997. The Company believes its new office space will be adequate for its needs for the present and the immediate future.



     The Company's operations are dependent in part upon its ability to protect against physical damage from fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events. The Company does not have a disaster recovery plan or sufficient business interruption insurance to compensate it for losses that may occur as a result of any of these events. The occurrence of any of these events could result in interruptions, delays or cessation in service to users of the Company's Internet site which could have a material adverse effect on the Company's business, financial condition and operating results. See "Risk Factors -- Capacity Constraints and Systems Disruptions."


INTELLECTUAL PROPERTY

     The Company is dependent upon obtaining existing technology related to its operations. To the extent new technological developments are unavailable to the Company on terms acceptable to it or if at all, the Company may be unable to continue to implement its business plan and its business, financial condition and operating results would be materially adversely affected.

     The success of the Company is dependent upon its ability to protect and leverage the value, if any, of its original Internet content and its trademarks, trade names, service marks, domain names and other proprietary rights it either currently has or may have in the future. The Company has filed servicemarks for its logo and name, as well as for the names of each of its content areas. In addition, given the uncertain application of existing copyright and trademark laws to the Internet, there can be no assurance that existing laws will provide adequate protection for the Company's original Internet content or domain names. Policing unauthorized use of the Company's original Internet content and other intellectual property rights entails significant expenses and could otherwise be difficult or impossible to do given, among other things, the global nature of the Internet. See "Risk Factors -- Dependence on Licensed Technology; Protection of Intellectual Property."

METACRAWLER LICENSE AGREEMENT


     The Company and Netbot have entered into the Metacrawler License Agreement pursuant to which Netbot has granted the Company an exclusive (subject to certain limited exceptions), worldwide license to provide the Metacrawler Service. As part of the Metacrawler License Agreement, the Company has the exclusive right to operate, modify and reproduce the Metacrawler Service (including, without limitation, the exclusive right to use, modify and reproduce the name "Metacrawler" and the Metacrawler URL in connection with the operation of the Metacrawler Service). Netbot has licensed the Metacrawler Service and the other intellectual property rights associated therewith from UW on an exclusive basis. The license has been granted to the Company by Netbot on an exclusive basis, but Netbot has reserved the right to use, modify, reproduce and license the Metacrawler search engine for any purpose other than the provision of the Metacrawler Service and the license is subject to the rights of UW to use, modify and reproduce the Metacrawler search engine and derivatives of the Metacrawler site to operate Internet sites for internal purposes within the UW domain and to use, modify and reproduce any of the licensed technologies for research, instructional and academic purposes. The search technology underlying the Metacrawler Service and the Metacrawler trademark is licensed to or owned by Netbot and sublicensed to the Company pursuant to the Metacrawler License Agreement. The Company anticipates that a substantial portion of the traffic to its Internet site will be derived from users of the Metacrawler Service. Although the Metacrawler License Agreement may be terminated by Netbot only upon a material default by the Company thereunder, the termination of the Metacrawler License Agreement could have a material adverse effect on the Company's business, financial condition and operating results. Moreover, the termination of the License Agreement between UW and Netbot relating to Netbot's license of the Metacrawler Service would result in the inability of the Company to continue to provide the Metacrawler Service under the Metacrawler License Agreement which could have a material adverse effect on the Company's business, financial condition and operating results. In addition, any failure by the Company to continue the Metacrawler Service for any reason could have a material adverse effect on the Company's business, financial condition and operating results.


     The Metacrawler License Agreement provided for an initial license fee of $100,000 to be paid by the Company to Netbot. The Company is also required to pay Netbot up to $20,000 on a quarterly basis in 1997 if the average daily queries made through the Metacrawler Service exceeds certain targets. In the event certain specified search engines remain available through the Metacrawler Service after the first anniversary of the date of the Metacrawler License Agreement, the Company is required to pay Netbot an additional fee of $50,000. In addition, commencing on January 1, 1999, the Company is required to pay to Netbot an annual fee of $25,000. The Company has agreed to pay Netbot annual royalties based on the Company's gross revenues received from the Metacrawler Service, which royalties will be reduced by the $25,000 minimum annual payment.

GOVERNMENT REGULATIONS

     As a publisher and a distributor of content over the Internet, the Company faces potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that it publishes or distributes. Such claims have been brought, and sometimes successfully pressed, against Internet services. In addition, the Company could be exposed to liability with respect to the content or unauthorized duplication of material indexed in its search services. Although the Company carries general liability insurance, the Company's insurance may not cover potential claims of this type or may not be adequate to indemnify the Company for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on the Company's business, financial condition and operating results.

     As a provider of Internet content, the Company is subject to the provisions of existing and future United States federal legislation that can be applied to the Company's undertakings. This may include, but is not limited to, the Communications Decency Act (the "CDA") which, among other things, imposes criminal penalties on anyone that distributes "indecent" material over the Internet. In June 1996, the United States District Court for the Eastern District of Pennsylvania held that the CDA is unconstitutional and enjoined its enforcement. The decision of the District Court is currently on appeal to the United States Supreme Court. In addition to the CDA, there is also precedent for local legislation being used to enforce community standards on Internet sites that physically exist elsewhere.

     While the Company has no intention of distributing the types of materials that the CDA or similar legislation might deem illegal, the manner in which such legislation may be interpreted and enforced and its effect on the Company's operations cannot yet be fully determined, and therefore the CDA or similar legislation could subject the Company to substantial liability. Such laws could also dampen the growth of the Internet generally and decrease the acceptance of the Internet as an advertising medium, and could, thereby, have a material adverse effect on the Company's business, financial condition and operating results.

     Although there are currently few laws and regulations directly applicable to the Internet, it is possible that new laws and regulations will be adopted covering issues such as, among other things, privacy, copyrights, obscene or indecent communications and the pricing, characteristics and quality of Internet products and services. The adoption of restrictive laws and regulations could decrease the growth of the use of the Internet or expose the Company to significant liabilities associated with content available on or through the Company's Internet sites or otherwise cause a material adverse effect on the Company's business, financial condition and operating results. Application to the Internet of existing laws and regulations governing issues such as, among other things, property ownership, libel and personal privacy is also subject to substantial uncertainty.

     The adoption of such laws and regulations and the potential adoption of new and more restrictive laws and regulations may decrease the growth of the Internet, which in turn could decrease the attractiveness of the Company's Internet site and reduce the demand for advertising thereon. In addition, the need to monitor and comply with existing and future laws and regulations will increase the Company's cost of doing business. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain. See "Risk Factors -- Liability for Internet Content; Government Regulations."

LEGAL PROCEEDINGS

     From time to time, the Company may be subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of the trademarks and other intellectual property of third parties by the Company or its licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. The Company is not aware of any legal proceedings or claims to which the Company is currently a party. See "Risk Factors -- Dependence on Licensed Technology; Protection of Intellectual Property."

     In addition, the Company may be from time to time a party to legal or administrative proceedings or arbitrations that arise in the ordinary course of business. There is no pending or threatened legal or administrative proceeding or arbitration to which the Company is currently a party.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth the names, ages and positions of the executive officers and directors of the Company. Their respective backgrounds are described following the table.

                   NAME                       AGE                     POSITION
------------------------------------------    ---     ----------------------------------------
Russell C. Horowitz.......................    30      President, Chief Executive Officer,
                                                      Chief Financial Officer, and Chairman of
                                                        the Board
John Keister..............................    30      Chief Operating Officer
Paul S. Phillips..........................    24      Vice President -- Technology
Martin L. Schoffstall(1)..................    36      Director
Dennis Cline(2)...........................    35      Director
Manuel Rubio(1)(2)(3).....................    34      Director, Secretary

------------------------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.
(3) Member of the Stock Option Plan Committee.

     RUSSELL C. HOROWITZ is a founder of the Company and has served as its President, Chief Executive Officer, Chief Financial Officer and a director since its inception in February 1996. In July 1992, Mr. Horowitz was a founder of Active Apparel Group, Inc., a New York, New York-based activewear and sportswear supplier, whose shares are quoted for trading on the NASDAQ National Market System under the symbol "AAGP." From July 1992 until April 1994, Mr. Horowitz served as the Chief Financial Officer of Active Apparel Group, Inc. Since May 1994 Mr. Horowitz has served as the Director of Corporate Development and Investor Relations for Active Apparel Group, Inc. In March 1996, Mr. Horowitz founded Xanthus Capital, L.P., a Seattle, Washington-based merchant bank that focuses primarily on developing companies in emerging growth industries or special situations. Mr. Horowitz serves as the Chief Executive Officer and a director of Xanthus Management, L.L.C., the general partner of Xanthus Capital, L.P., and of DMR Investments, L.L.C., the investment advisor to Xanthus Capital, L.P. Prior to July 1992, Mr. Horowitz served as a financial advisor to start-up and developing companies. Mr. Horowitz received a B.A. in Economics from Columbia College of Columbia University in 1988.

     JOHN KEISTER is a founder of the Company and has served as the Company's Chief Operating Officer since its inception in February 1996. From 1994 to February 1996, Mr. Keister served as the President, Chief Operating Officer and a director of ViewCom Technology International, Inc., a Seattle, Washington-based computer software developer. From 1992 to 1994, Mr. Keister managed European marketing operations for Dorian International, Inc., a White Plains, New York-based export management company. Mr. Keister received a B.A. in International Affairs and Philosophy from Occidental College in 1989.

     PAUL S. PHILLIPS has served as the Company's Vice President -- Technology since July 1996. Mr. Phillips is a contributing author of the Internet Security Professional Reference. In addition, Mr. Phillips has written for Internet Advisor magazine and is a frequent contributor in numerous technical forums. From September 1990 to May 1996, Mr. Phillips was a student at the University of California at San Diego. While at the University of California at San Diego, Mr. Phillips served as lead Web developer and Internet security consultant at Primus Consulting from July 1994 to August 1995 and as systems administrator of CERFNet and systems administrator and Webmaster of InterNIC from October 1993 to October 1994. Mr. Phillips received a B.S. in Computer Science from the University of California at San Diego in 1996.

     MARTIN L. SCHOFFSTALL has served as a director of the Company since August 1996. Mr. Schoffstall was a co-founder of PSINet, Inc., an Internet access and service provider whose common stock is quoted for trading on the Nasdaq National Market System under the symbol "PSIX". Mr. Schoffstall had been a Senior Vice President, Chief Technology Officer and a director of PSINet, Inc. since its inception in 1990 until 1996. In

1996 Mr. Schoffstall founded Epicenter, Inc., an Internet content provider of software, technology and on-line gaming for the World Wide Web. Mr. Schoffstall serves as the President, Chief Executive Officer and Chairman of the Board of Epicenter, Inc. Since June 1996, Mr. Schoffstall has served as a director of Ascend Communications, Inc., a world-wide provider of remote computer networking solutions whose common stock is quoted for trading on the Nasdaq National Market System under the symbol "ASND." Prior to forming PSINet, Inc. and Epicenter, Inc., Mr. Schoffstall was co-founder of, and from January 1987 to December 1989, served as Vice President for Technology and Marketing for, NYSERNet. From May 1985 until December 1988, Mr. Schoffstall was an instructor at Renssalaer Polytechnic Institute. Mr. Schoffstall also served, from May 1984 until May 1985, as Senior Systems Engineer for Cadmus Computer Systems and, from June 1982 until May 1984, as systems engineer for Internet protocols at Bolt, Beranek & Newman Inc. Mr. Schoffstall co-authored the national standard network management software, Simple Network Management Protocol. Mr. Schoffstall received a E.C.S.C. from Renssalaer Polytechnic Institute in 1982.

     DENNIS CLINE has served as a director of the Company since December 1996. Since October 1996, Mr. Cline has served as the Vice President of International Sales for McAfee Associates, Inc., a leading provider of network security and management tools for corporate accounts whose common stock is traded on the Nasdaq National Market System under the symbol "MCAF." From October 1995 to October 1996, Mr. Cline served as Vice President of Worldwide Channel Sales for McAfee Associates, Inc. From September 1994 to October 1995, Mr. Cline served as Vice President of North American Sales of McAfee Associates, Inc. From November 1993 to September 1994, Mr. Cline performed sales consulting services for various companies. From January 1993 to November 1993, Mr. Cline was Vice President of Worldwide Sales for Fifth Generation Systems, a software utilities company. From April 1992 to January 1993, Mr. Cline was a Director of Sales for GCC Technologies, Inc., a manufacturer of computer printers. From June 1991 to March 1992, Mr. Cline served as Director for Worldwide Sales for Alias Research, a graphic software company. From January 1988 to August 1991, Mr. Cline was a Sales Manager for Claris Corporation, an application software company; and from February 1985 to January 1988 Mr. Cline was employed by Microsoft Corporation where he served in a variety of sales and sales management positions.

     MANUEL RUBIO has served as a director and Secretary of the Company since its inception in February 1996. Mr. Rubio has served as a director of Xanthus Management, L.L.C., the general partner of Xanthus Capital, L.P., and DMR Investments, L.L.C. since March 1996. Prior thereto, Mr. Rubio was an associate at the New York law firm of Berlack, Israels & Liberman from July 1993 until March 1994. From October 1992 until June 1993, Mr. Rubio was an associate at the Buenos Aires, Argentina law firm of Marval, O'Farrell & Mairal. From November 1987 until October 1992, Mr. Rubio was an associate at the New York law firm of Willkie Farr & Gallagher. Mr. Rubio received a B.A. in Economics from Columbia College of Columbia University in 1984 and a J.D. from Columbia University School of Law in 1987.

     The Company currently has authorized four directors. Each director holds office until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified.

     Executive officers of the Company are elected by the Board of Directors annually and serve until their respective successors have been duly elected and qualified. There are no family relationships among any of the executive officers or directors of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company's Board of Directors currently has three committees: the Audit Committee, the Compensation Committee and the Stock Option Committee.

     The Audit Committee was formed on March 10, 1996 and, among other things, recommends the firm to be appointed as independent auditors to audit the Company's financial statements, discusses the scope and results of the audit with the independent auditors, reviews with management and the independent auditors the Company's interim and year-end operating results, considers the adequacy of the internal accounting controls and audit procedures of the Company and reviews the non-audit services to be performed by the independent auditors. The current members of the Audit Committee are Martin L. Schoffstall and Manuel Rubio.

     The Compensation Committee was formed on October 8, 1996 and, among other things, reviews compensation arrangements for the Company's executive management and non-employee directors. The current members of the Compensation Committee are Dennis Cline and Manuel Rubio.

     The Stock Option Committee was formed on March 10, 1996 and administers the Company's 1996 Stock Option Plan. The current member of the Stock Option Committee is Manuel Rubio.

COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended September 30, 1996, Manuel Rubio was the sole member of the Company's Compensation Committee. Mr. Rubio is the Secretary of the Company and an executive officer of Xanthus Management, L.L.C., the general partner of Xanthus Capital, L.P. See "Certain Transactions."

DIRECTOR COMPENSATION

     Directors currently do not receive any cash compensation from the Company for their services as members of the Board of Directors or any committee thereof. Directors, however, are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board or a committee thereof. Dennis Cline and Martin L. Schoffstall were each granted options to purchase 10,000 shares of the Company's Common Stock. Such options have a 60-month term and are exercisable at a price per share equal to the initial public offering price of the Company's Common Stock. In August 1996, the Company sold an aggregate of 37,500 shares of Preferred Stock to MLSI, LLC, a limited liability company of which Martin L. Schoffstall is an executive officer, for an aggregate purchase price of $75,000 ($2.00 per share). In December 1996, the Company sold 75,000 shares of Common Stock to Dennis Cline for an aggregate purchase price of $150,000 ($2.00 per share). See "Certain Transactions."

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation paid by the Company to its Chief Executive Officer and Chief Operating Officer for services rendered in all capacities during the period from the Company inception (February 12, 1996) to September 30, 1996 (the end of the Company's fiscal year). No officer earned salary and bonus in excess of $100,000 during such period.

                           SUMMARY COMPENSATION TABLE

                                                               ANNUAL
                                                            COMPENSATION
                                                           ---------------        ALL OTHER
                 NAME AND PRINCIPAL POSITION               SALARY    BONUS     COMPENSATION(1)
    -----------------------------------------------------  -------   -----     ---------------
    Russell C. Horowitz..................................  $21,000    $ 0          $ 5,292
    Chief Executive Officer
    John Keister.........................................  $26,250    $ 0          $ 4,549
    Chief Operating Officer

---------------
(1) Includes payments to each executive of medical insurance premiums and expenses relating to the use, maintenance and insurance of an automobile.

     The Company has entered into employment agreements with each of Russell C. Horowitz and John Keister pursuant to which they serve as President and Chief Executive Officer, and Chief Operating Officer, respectively, of the Company.

     Mr. Horowitz's employment agreement with the Company provides for a four year term commencing March 1, 1996. Under this agreement Mr. Horowitz receives an annual salary of $36,000. Mr. Keister's employment agreement with the Company provides for a four year term commencing March 1, 1996. Under this agreement Mr. Keister receives an annual salary of $45,000. While Mr. Horowitz's employment agreement provides that he may be engaged in other non-competing business activities, Mr. Horowitz has devoted substantially all of his time and effort to performing his duties as an executive officer of the Company.

Mr. Horowitz will continue to devote substantially all of his time and effort to serving as an executive officer of the Company until, if ever, replacements or successors to his duties are employed by the Company.

     Each of the employment agreements described above provides for certain employee benefits, including, without limitation, participation in the Company's stock option plan or any other incentive or bonus plan which the Company may institute in the future, as well as health insurance. Each of the employment agreements provides for a one year non-competition period following termination of the employment agreement. Each of such employment agreements provides for termination of the employee by the Company for cause. None of such employment agreements provides for termination upon a change of control of the Company.

OPTION GRANTS


     During the period from inception (February 12, 1996) to September 30, 1996, the Company did not grant any options to the individuals named in the Summary Compensation Table. Subsequent to September 30, 1996, Russell C. Horowitz and John Keister each were granted options to purchase 150,000 shares of Common Stock at an exercise price per share equal to the initial public offering price of the Company's Common Stock. The options granted each have a 60-month term and provide that one-half of the options shall vest on the 90th day following completion of the Offering, and a quarter of the options shall vest on each of the one year and 18th month anniversary of the option grant.


1996 STOCK OPTION PLAN

     The 1996 Stock Option Plan was adopted by the Company's Board of Directors and stockholders on March 10, 1996. A maximum of 750,000 shares of Common Stock may be issued pursuant to this plan upon the exercise of options. Under the 1996 Stock Option Plan, incentive stock options may be granted to employees and officers of the Company and non-qualified stock options may be granted to consultants, employees, non-employee directors and officers of the Company.


     The 1996 Stock Option Plan is administered by the Stock Option Committee of the Board of Directors, subject to the supervision and control of the entire Board of Directors. Subject to the provisions of the 1996 Stock Option Plan, the Stock Option Committee has the authority to select the optionee and determine the terms of the options granted, including, among other things, (i) the number of shares subject to each option, (ii) when the option becomes exercisable,
(iii) the exercise price of the option (which in the case of an incentive stock option cannot be less than the fair market value of the Common Stock on the date of grant, or less than 110% of fair market value in the case of employees or officers holding 10% or more of the voting stock of the Company), (iv) the duration of the option, and (v) the time, manner and form of payment upon exercise of an option. In addition, the Company has agreed that it will not issue any options with an exercise price less than 85% of the fair market value on the date of grant without first obtaining shareholder approval for such grant or a stock option plan authorizing such a grant, provided that in no event may the exercise price be less than 85% of fair market value in the case of grants to executive officers, directors and holders of more than 5% of the Common Stock.


     An option is not transferable by the optionee except by will or by the laws of descent and distribution. Options may be exercisable only while the optionee remains in the employ of the Company or for a designated period of time thereafter. If an optionee becomes disabled or dies while in the employ of the Company, the option is exercisable prior to the last day of the sixth or twelfth month, respectively, following the date of termination of employment. If the optionee leaves the employ of the Company for any other reason, the option is exercisable for only 90 days following the date of termination of employment; provided that the Stock Option Committee may extend this period up to six months following the date of termination. Options which are exercisable following termination of employment are exercisable only to the extent that the optionee was entitled to exercise such options on the date of such termination.


     As of March 31, 1997, options to acquire 587,500 shares of Common Stock had been granted under the 1996 Stock Option Plan. All such options carry an exercise price per share equal to the offering price of the

Common Stock offered hereby. None of such options are exercisable until, at the earliest, the 90th day following the effective date of this Prospectus.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Company's Certificate of Incorporation provides, consistent with the statutory provisions of the Delaware General Corporation Law, that no director of the Company will be personally liable to the Company or any of its stockholders for monetary damages arising from the director's breach of fiduciary duty as a director. The preceding does not apply, however, with respect to any action for unlawful payments of dividends, stock purchases or redemptions, nor does it apply if the director (i) has breached his duty of loyalty to the Company and its stockholders, (ii) does not act in good faith or, in failing to act, does not act in good faith, (iii) has acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, has acted in a manner involving intentional misconduct or a knowing violation of law or (iv) has derived an improper personal benefit. The provisions of the Company's Certificate of Incorporation limiting the liability of directors for monetary damages do not affect the standard of conduct to which directors must adhere, nor do such provisions affect the availability of equitable relief. In addition, such limitations on personal liability do not affect the availability of monetary damages under causes of action based upon federal law.

     The Company's Certificate of Incorporation and Bylaws provide for indemnification of its executive officer and directors to the fullest extent permitted by the Delaware General Corporation Law. See "Description of Capital Stock -- Directors Liability."

                              CERTAIN TRANSACTIONS

     In March 1996, the Company sold an aggregate of 350,000 shares of its Preferred Stock in a private placement for an aggregate purchase price of $350,000 ($1.00 per share). John Keister, Chief Operating Officer of the Company, purchased 5,000 shares of Preferred Stock in the private placement which was subsequently gifted to members of his immediate family. In addition, certain members of Russell Horowitz's immediate family purchased an aggregate of 93,000 shares of Common Stock in the private placement and a member of Manuel Rubio's immediate family purchased 9,000 shares in the private placement.

     In June 1996, the Company sold an aggregate of 500,000 shares of its Preferred Stock in a private placement for an aggregate purchase price of $1,000,000 ($2.00 per share). The sole purchaser of such shares was Xanthus Capital, L.P., a Seattle, Washington based merchant bank. Russell C. Horowitz and Manuel Rubio serve as the Chief Executive Officer and Executive Vice President, respectively, and directors of Xanthus Management, L.L.C., the general partner of Xanthus Capital, L.P., and of DMR Investments, L.L.C., the investment advisor to Xanthus Capital, L.P. In addition Messrs. Horowitz and Rubio are also limited partners of Xanthus Capital, L.P.

     In August 1996, the Company sold an aggregate of 37,500 shares of Preferred Stock to MLS-I, LLC, a limited liability company of which Martin L. Schoffstall is an executive officer, for an aggregate purchase price of $75,000 ($2.00 per share). The Company has also entered into an agreement with Mr. Schoffstall pursuant to which Mr. Schoffstall contributes articles to be included on the Company's Web site. The agreement commenced on September 1, 1996 and will expire on September 1, 1998, subject to extensions by the parties thereto. In consideration of providing such articles Mr. Schoffstall received a one-time grant of 12,500 shares of Common Stock (subject to repurchase by the Company depending on the length of time Mr. Schoffstall continues to provide such articles to the Company).

     In September 1996, the Company sold 25,000 shares of Preferred Stock to an immediate family member of John Keister for an aggregate purchase price of $50,000 ($2.00 per share).

     Between November 8, 1996 and November 20, 1996, all of the Company's 927,500 shares of Preferred Stock issued and outstanding were converted, at a conversion rate of one share of Preferred Stock for one share of Common Stock, into an aggregate of 927,500 shares of Common Stock.

     In December 1996, the Company sold an aggregate of 75,000 shares of Common Stock to Dennis Cline for an aggregate purchase price of $150,000 ($2.00 per share).

     Russell C. Horowitz has guaranteed the obligations of the Company under its $500,000 revolving line of credit described in the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Mr. Horowitz received no compensation for providing such guaranty.

     David M. Horowitz, the brother of Russell C. Horowitz, is the President, Chief Executive Officer and controlling stockholder of Maxwell Capital, Inc., the representative of the Underwriters in connection with the Offering. Maxwell Capital, Inc. will receive the fees and expense reimbursement set forth on the cover page of this Prospectus in connection with the Offering. See "Underwriting."


     The Company believes that all of the transactions described above were on terms no less favorable to the Company than could have been obtained on an arms-length basis from unaffiliated third parties. The Company has adopted a policy pursuant to which all transactions (including, without limitation, the borrowing of money) between the Company and its officers, directors and affiliates will be on terms no less favorable to the Company than could be obtained on an arms-length basis from unrelated third parties and will be approved by a majority of the independent and disinterested members of the Company's Board of Directors.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 31, 1997 and as adjusted to reflect the sale of 1,600,000 shares of Common Stock offered hereby, (i) by each person who is known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) by each director and executive officer of the Company and (iii) by all directors and executive officers of the Company as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.


                                                         SHARES BENEFICIALLY     SHARES BENEFICIALLY
                                                           OWNED PRIOR TO            OWNED AFTER
                                                           THE OFFERING(1)       THE OFFERING(1)(2)
                                                         -------------------     -------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                       NUMBER    PERCENT       NUMBER    PERCENT
-------------------------------------------------------  ----------  -------     ----------  -------
Russell C. Horowitz(3)(4)..............................   1,605,000    60.4%      1,605,000    37.7%
  c/o go2net, Inc.
  1301 Fifth Avenue, Suite 3320
  Seattle, Washington 98101
Xanthus Capital, L.P.(4)...............................     500,000    18.9%        500,000    11.7%
  1301 Fifth Avenue, Suite 3320
  Seattle, Washington 98101
John Keister...........................................     125,000     4.7%        125,000     2.9%
  c/o go2net, Inc.
  1301 Fifth Avenue, Suite 3320
  Seattle, Washington 98101
Manuel Rubio(4)........................................     600,000    22.6%        600,000    14.1%
  c/o go2net, Inc.
  1301 Fifth Avenue, Suite 3320
  Seattle, Washington 98101
Paul S. Phillips.......................................      75,000     2.8%         75,000     1.8%
  c/o go2net, Inc.
  1301 Fifth Avenue, Suite 3320
  Seattle, Washington 98101
Dennis Cline...........................................      75,000     2.8%         75,000     1.8%
  5 Broadacre Drive
  Mount Laurel, New Jersey 08054
Martin L. Schoffstall(5)...............................      50,000     1.9%         50,000     1.2%
  5790 Devonshire Road
  Harrisburg, Pennsylvania 17112
All executive officers and directors as a group (6        2,030,000    76.4%      2,030,000    47.7%
  persons)(4)..........................................

---------------


(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable, or become exercisable within 60 days from the date hereof, are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Percentage ownership is based on 2,657,850 shares of Common Stock outstanding prior to the Offering and 4,257,850 shares of Common Stock outstanding after the Offering.



(2) Assumes no exercise of any portion of the Underwriters' over-allotment option to purchase up to an aggregate of 240,000 shares of Common Stock.


(3) Includes 450,000 shares of Common Stock held by The Porpoise Corporation, a Washington corporation wholly owned by Mr. Horowitz.

(4) Includes 500,000 shares of Common Stock held by Xanthus Capital, L.P. Messrs. Horowitz and Rubio may each be deemed to be beneficial owners of the shares of Common Stock held by Xanthus Capital, L.P. by virtue of their role as directors and executive officers and interest holders of Xanthus Management, L.L.C., the general partner of Xanthus Capital, L.P. Messrs. Horowitz and Rubio each disclaim beneficial ownership of such shares except to the extent of their respective pecuniary interest in Xanthus Capital, L.P.

(5) Includes 37,500 shares of Common Stock held by MLS-I, LLC, a limited liability company of which Mr. Schoffstall is an executive officer.

                          DESCRIPTION OF CAPITAL STOCK


     The authorized capital stock of the Company consists of 9,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. As of March 31, 1997 there were outstanding 2,657,850 shares of Common Stock (owned of record by 50 holders) and no shares of Preferred Stock. The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Restated Certificate of Incorporation as amended and restated upon the closing of the Offering (the "Certificate of Incorporation"), which is included as an exhibit to the Registration Statement of which this Prospectus forms a part, and by the provisions of the Delaware General Corporation Law.


COMMON STOCK

     Holders of Common Stock are entitled to one vote per share owned of record on all matters upon which such holders are entitled to vote. Subject to the preferential rights of holders of Preferred Stock that may adversely affect the rights, preferences and privileges of holders of Common Stock, the holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Company's Board of Directors, in its sole discretion, out of funds legally available therefor, and are further entitled to share ratably in any distribution of the Company's assets, after payment of all debts and other liabilities of the Company, upon liquidation, dissolution or winding up of the affairs of the Company. See "Dividend Policy." The holders of Common Stock have no preemptive rights, rights to cumulative voting, rights to redeem such shares or rights to convert shares of Common Stock into any other securities of the Company. All outstanding shares of the Common Stock are, and the shares of Common Stock to be sold by the Company in this Offering will be, upon issuance and delivery, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     After completion of the Offering, the Company's Board of Directors will have the authority, without further stockholder approval, to issue up to 1,000,000 shares of Preferred Stock (the "Preferred Stock") in one or more series and to fix the relative rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Company's Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price and the voting and other rights of the holders of the Common Stock. The Company has no present plans to issue any shares of Preferred Stock.

DIRECTORS LIABILITY

     The Company's Certificate of Incorporation provides that no director shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect the ability of the Company or its stockholders to seek non-monetary based remedies, such as an injunction or recission, against a director for breach of his fiduciary duty nor would such limitations limit liability under the Federal securities laws. The Company's Bylaws provide that the Company shall, to the full extent permitted by the Delaware General Corporation Law as currently in effect, indemnify and advance expenses to each of its currently acting and former directors, officers, employees and agents arising in connection with their acting in such capacities.

DELAWARE ANTI-TAKEOVER STATUTE

     Following the consummation of the Offering, the Company will be subject to the "business combination" statute of Section 203 of the Delaware General Corporation Law. In general, such statute prohibits a publicly-held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder," unless (i) the transaction is approved by the Company's Board of Directors prior to the date the "interested stockholder" obtains such status, (ii) upon the consummation of the transaction that resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least
66 2/3% of the outstanding voting stock that is not owned by the "interested stockholder." A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. By virtue of the Company's decision not to elect out of the statute's provision, the statute applies to the Company. The statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

CERTAIN CERTIFICATE OF INCORPORATION PROVISIONS RELATING TO CHANGES IN CONTROL


     Under the Company's Certificate of Incorporation, there will be, as of the closing of the Offering, 3,992,150 unissued and unreserved shares of Common Stock and 1,000,000 unissued and unreserved shares of Preferred Stock, after giving effect to sale of the 1,600,000 shares of Common Stock offered hereby, and the reservation of 750,000 shares of Common Stock for issuance under the Company's 1996 Stock Option Plan. The unissued and unreserved shares of capital stock may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital and for facilitating corporate acquisitions, if any. Except pursuant to the Company's 1996 Stock Option Plan described under "Management -- 1996 Stock Option Plan" or in order to attract additional employees, the Company does not currently have any plans to issue additional shares of Common Stock or Preferred Stock. One of the effects of unissued and unreserved shares of capital stock may be to enable the Company's Board of Directors to render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of the Company's management. If, in the due exercise of its fiduciary obligations, for example, the Company's Board of Directors determines that a takeover proposal is not in the Company's best interests, such shares could be issued by the Board of Directors without stockholder approval in one or more private transactions or other transactions that might prevent or render more difficult or costly the completion of the takeover transactions by diluting the voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, or by effecting an acquisition that might complicate or preclude the takeover.


     These provisions, along the other items described above, may have the effect of delaying stockholder actions with respect to certain business combinations and the election of new members to the Company's Board of Directors. As such, the provisions could have the effect of discouraging open market purchases of the Company's Common Stock because they may be considered disadvantages by a stockholder who desires to participate in a business combination or elect a new director. The existence of these provisions, along with the other items described above, may have a depressive effect on the market price of the Common Stock.

TRANSFER AGENT AND REGISTRAR

     The Company's transfer agent and registrar is Continental Stock Transfer & Trust Company, 2 Broadway, 19th Floor, New York, New York 10004.

                        SHARES ELIGIBLE FOR FUTURE SALE

GENERAL


     Prior to the Offering, there has been no market for the Common Stock. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, since no shares of Common Stock outstanding prior to the Offering will be available for sale for at least 270 days following the contemplated closing of the Offering, unless otherwise consented to by Maxwell Capital, Inc., because of certain contractual and legal restrictions, as currently in effect, on resale (as described below), sales of substantial amounts of Common Stock in the public market after such restrictions lapse could adversely affect the prevailing market price at such time and the ability of the Company to raise equity capital in the future.



     Upon completion of this Offering, the Company will have outstanding an aggregate of 4,257,850 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option. Of these shares, the 1,600,000 shares to be sold in this Offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below. The remaining 2,657,850 outstanding shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. As a result of the contractual restriction described below, no Restricted Shares will be eligible for immediate sale upon completion of the Offering. All Restricted Shares will be eligible for sale upon expiration of the lock-up agreements 270 days after the date of this Prospectus in accordance with Rule 144, 144(k) or 701 under the Securities Act, except for 5,000 shares which will become eligible for resale under Rule 144 in March 1998.


     No predictions can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the prevailing market price for the Common Stock. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices of Common Stock and could impair the Company's future ability to obtain capital through an offering of equity securities.

LOCK-UP AGREEMENTS


     All officers and directors and existing stockholders and option holders of the Company have agreed not to directly or indirectly, without the prior written consent of the Maxwell Capital, Inc., offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock, or any securities exercisable for or convertible into shares of Common Stock owned by them for a period of 270 days following the date of this Prospectus, provided that Maxwell Capital, Inc. will not be permitted to waive such lock-up agreements with respect to executive officers, directors and holders of more than 5% of the Company's Common Stock until such time as the trading price of the Common Stock exceeds 150% of the initial public offering price per share for a period of thirty consecutive days.


     In addition, the Company has agreed with Maxwell Capital, Inc. not to file a registration statement with respect to any shares of Common Stock currently outstanding without the prior written consent of Maxwell Capital, Inc.

REGISTRATION RIGHTS


     None of the Company's existing stockholders are entitled to any form of rights with respect to the registration of any shares of Common Stock under the Securities Act. The holders of the Representative's Warrants will have certain registration rights with respect to the shares of Common Stock underlying such Warrants. See "Underwriting."

SALES OF RESTRICTED SHARES


     In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of this Offering, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years (including the holding period of any prior owner except an Affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Common Stock then outstanding (which will equal approximately 42,579 shares immediately after this Offering); or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company.


     Further, under Rule 144(k), a person who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years (including the holding period of any prior owner except an Affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provision of Rule 144.


     In addition, the Securities and Exchange Commission has adopted an amendment to Rule 144, effective April 29, 1997, which reduces the holding period before shares subject to Rules 144 and 144(k) become eligible for sale in the public market by one year. Accordingly, all Restricted Shares will be eligible for resale under Rule 144 following the expiration of the lock-up period as described above, except for 5,000 shares which will become eligible for resale under Rule 144 in March 1998.


OPTIONS


     As of March 31, 1997, options to purchase an aggregate of 587,500 shares of Common Stock had been granted; of which options to acquire an aggregate of 222,166 shares of Common Stock will become exercisable 90 days following the date of this Prospectus and the remaining options to purchase an aggregate of 365,334 shares of Common Stock will be exercisable according to certain vesting schedules assuming the option holder is employed by the Company at the vesting date. An additional 162,500 shares of Common Stock are available for future grants under the Company's 1996 Stock Option Plan. See "Management -- 1996 Stock Option Plan."


     In general, under Rule 701 as currently in effect, beginning 90 days after the effective date of the Offering, certain shares issued upon exercise of options granted by the Company prior to the date of this Prospectus will also be available for sale in the public market. Any employee, officer or director of, or consultant to, the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits Affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-Affiliates may sell such shares in reliance on Rule 144 without having to comply with the public information, volume limitation or notice provisions of Rule 144. In both cases, a holder of Rule 701 shares is required to wait until 90 days after the date of this Prospectus before selling such shares.

     The Company intends to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Common Stock subject to outstanding stock options and Common Stock issuable under the Company's 1996 Stock Option Plan that do not qualify for an exemption under Rule 701 from the registration requirements of the Securities Act. The Company expects to file these registration statements 270 days after the date of this Prospectus, and such registration statements are expected to become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public markets.

                                  UNDERWRITING


     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, through their representatives, Maxwell Capital, Inc. and National Securities Corporation (the "Representatives") have agreed severally to purchase, and the Company has agreed to sell, the respective number of shares of Common Stock set forth opposite their respective names below:



            NAME                                                   NUMBER OF SHARES
            ----                                                   ----------------
            Maxwell Capital, Inc...............................
            National Securities Corporation....................

                                                                       ---------
                      Total....................................        1,600,000
                                                                       =========


     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by counsel, to the receipt of certain certificates, opinions and letters from the Company and its independent auditors, and to certain other conditions, including the conditions that no stop order suspending the effectiveness of the Registration Statement be in effect and no proceedings for such purpose are pending before or threatened by the Securities and Exchange Commission, and that there has been no material adverse change or development involving a prospective material adverse change in the business, financial condition or results of operation of the Company from that set forth in the Registration Statement. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any are purchased.

     The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $     per share. The Underwriters may allow, and such dealers may
re-allow, a concession not in excess of $     per share to certain other
dealers. After the initial public offering of the shares of Common Stock, the offering price and other selling terms may be changed by the representative of the Underwriters.


     The Company has granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 240,000 additional shares of Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent the Underwriters exercise this option and Maxwell Capital, Inc. does not purchase all of such shares, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. The Company will be obligated, pursuant to the option, to sell shares of Common Stock to the Underwriters to the extent such option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Common Stock offered hereby.


     The offering of the shares of Common Stock is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of such shares in whole or in part.


     The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments which the indemnified party may be required to make in respect thereof. The Company has also agreed to pay to the Representatives a non-accountable expense allowance equal to 2% of the gross proceeds from the sale of the Common Stock offered hereby.

     None of the Underwriters have, or will have, the right to designate or nominate a member to the Company's Board of Directors.

     The Underwriters do not intend to confirm sales of Common Stock offered hereby to any accounts over which they exercise discretionary control.


     All officers, directors, existing stockholders and option holders of the Company will have agreed not to, directly or indirectly, without the prior written consent of Maxwell Capital, Inc., offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock, or any securities exercisable for or convertible into shares of Common Stock owned by them for a period of 270 days following completion of the Offering, provided that Maxwell Capital, Inc. will not be permitted to waive such lock-up agreements with respect to executive officers, directors and holders of more than 5% of the Company's Common Stock until such time as the trading price of the Common Stock exceeds 150% of the initial public offering price per share for a period of thirty consecutive days. See "Shares Eligible for Resale." The Company has agreed that it will not, without the prior written consent of Maxwell Capital Inc., offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or any securities exchangeable for or convertible into shares of Common Stock during the 180-day period following completion of the Offering, except that the Company may issue, and grant options to purchase, shares of Common Stock under its 1996 Stock Option Plan and under currently outstanding options and the Company may issue shares of Common Stock in connection with acquisitions.



     In connection with this Offering, the Company has agreed to sell to National Securities Corporation, for $.01 per warrant, warrants to purchase from the Company up to 50,000 shares of Common Stock (the "Representative's Warrants"). The Representative's Warrants are exercisable at an exercise price per share equal to 165% of the initial public offering price per share for a period of four years, commencing one year after the date of this Prospectus and are restricted from sale, transfer, assignment or hypothecation, except to officers of National Securities Corporation. The Representative's Warrants provide for adjustment in the number of shares issuable upon exercise thereof as a result of certain subdivisions and combinations of the Common Stock. The Representative's Warrants grant to the holders thereof certain rights of registration for the shares of Common Stock issuable upon exercise thereof.



     The Company has agreed for a period of three years after the date of this Prospectus to provide a designee of National Securities Corporation with all notices of meetings of the Company's Board of Directors and all other correspondence and communications sent by the Company to its Board of Directors and to permit such designee to attend all such meetings of the Company's Board of Directors in a non-voting, observer capacity.



     In connection with this Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions affected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase form the Company, and in such case may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position by exercising the over-allotment option referred to above. In addition, the Representatives, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby they may reclaim from an Underwriter (or dealer participating in the Offering) for the account of other Underwriters, the selling concession with respect to shares of Common Stock that are distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.


     Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation between the Company and the Underwriters.

Among the factors to be considered in determining the initial public offering price are prevailing market conditions, expected and actual revenues and earnings of the Company, market valuations of other companies engaged in activities similar to those of the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover of this Prospectus is subject to change as a result of market conditions and other factors. See "Risk Factors -- No Prior Public Market; Possible Volatility of Stock Prices."


     Under Rule 2720 of the Conduct Rules of the NASD, when a member, such as Maxwell Capital, Inc., participates in a public offering of securities of a company in which either it or its affiliates own 10% or more of the outstanding voting securities or a "conflict of interest" is present, and there is no "bona fide independent market" for such securities, then, among other things, the public offering price can be no higher than that recommended by a qualified independent underwriter. Maxwell Capital, Inc. does not own any of the Company's outstanding voting stock or options to acquire such voting securities. However, certain of Maxwell Capital, Inc.'s employees "beneficially own" (as such term is defined in Rule 2720 of the Conduct Rules of the NASD) in the aggregate 171,000 shares of the Company's Common Stock, or 6.4% of the outstanding voting securities of the Company prior to the completion of the Offering. Russell C. Horowitz, the President and Chief Executive Officer of the Company, is the brother of the President, Chief Executive Officer and controlling stockholder of Maxwell Capital, Inc. In addition, an investor in Maxwell Capital, Inc. is also a limited partner in Xanthus Capital, L.P. and directly owns 50,000 shares of the Company's Common Stock. Consequently, this Offering will be conducted in accordance with the applicable provisions of Rule 2720 of the Conduct Rules of the NASD. In accordance with these provisions, the Company and Maxwell Capital, Inc. have designated National Securities Corporation as a qualified independent underwriter for this Offering.



     National Securities Corporation is assuming the responsibilities of acting as a qualified independent underwriter in connection with the pricing of, and conducting due diligence in connection with, this Offering. The NASD and the Securities and Exchange Commission have indicated that, in their view, a qualified independent underwriter, such as National Securities Corporation, may be deemed to be an underwriter, as that term is defined in the Securities Act.



     National Securities Corporation has informed the Company and Maxwell Capital, Inc. that it will perform due diligence with respect to the information contained in the Registration Statement of which this Prospectus forms a part and will recommend a maximum initial public offering price of $ per share of Common Stock. In connection therewith, National Securities Corporation will so participate and render its opinion to the effect that the terms under which the shares of Common Stock being offered hereby are fair to the public, and that the initial public offering price for the shares of Common Stock offered hereby does not exceed the maximum fair price.



                                 LEGAL MATTERS


     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Hutchins, Wheeler & Dittmar, A Professional Corporation, Boston, Massachusetts. A shareholder of Hutchins, Wheeler & Dittmar , A Professional Corporation, owns 15,000 shares of the Company's Common Stock. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Graham & James LLP, Sacramento, California.

                                    EXPERTS

     The financial statements of the Company at September 30, 1996 and December 31, 1996 and for the period from February 12, 1996 (inception) to September 30, 1996 and the three months ended December 31, 1996, appearing herein and in the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     A Registration Statement on Form S-1, including amendments thereto, relating to the Common Stock offered hereby has been filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, as permitted by the rules and regulations of the Securities and Exchange Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement and to the exhibits and schedules filed as a part thereof. A copy of the Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the Securities and Exchange Commission's principal office located at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of such material, including any exhibit or schedule thereto, may be obtained from the Securities and Exchange Commission upon the payment of certain fees prescribed by the Securities and Exchange Commission.

     The Company intends to distribute to its stockholders annual reports containing financial statements audited by its independent auditors and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                                  GO2NET, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                    CONTENTS

Report of Independent Auditors.........................................................   F-2
Balance Sheet..........................................................................   F-3
Statement of Operations................................................................   F-4
Statement of Stockholders' Equity......................................................   F-5
Statement of Cash Flows................................................................   F-6
Notes to Financial Statements..........................................................   F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
go2net, Inc.

     We have audited the accompanying balance sheets of go2net, Inc. as of December 31, 1996 and September 30, 1996, and the related statements of operations, stockholders' equity and cash flows for the three month period ended December 31, 1996 and the period from Inception (February 12, 1996) through September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of go2net, Inc. at December 31, 1996 and September 30, 1996, and the results of its operations and its cash flows for the three month period ended December 31, 1996 and the period from Inception (February 12, 1996) through September 30, 1996, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

February 3, 1997
Seattle, Washington

                                  GO2NET, INC.

                                 BALANCE SHEET

                                                                    DECEMBER 31,   SEPTEMBER 30,
                                                                        1996           1996
                                                                    ------------   -------------
ASSETS
Current assets:
  Cash and cash equivalents.....................................     $  692,938     $   865,742
  Prepaid expenses..............................................          8,216           8,216
                                                                     ----------      ----------
          Total current assets..................................        701,154         873,958
Property and equipment, net.....................................        184,479         179,328
Other assets....................................................         35,453          12,955
                                                                     ----------      ----------
          Total assets..........................................     $  921,086     $ 1,066,241
                                                                     ==========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities -- accrued expenses.........................     $   32,614     $    45,098
Stockholders' equity:
  9% Cumulative Redeemable Convertible Preferred Stock, $1.00
     par value, authorized 1,000,000 shares; no shares and
     927,500 shares outstanding.................................             --       1,505,000
  Common stock, $0.01 par value, authorized 9,000,000 shares;
     outstanding 2,657,100 and 1,619,100 shares.................      1,668,900          13,900
  Less 9% Cumulative Redeemable Convertible Preferred Stock
     subscriptions receivable...................................             --         (80,000)
  Accumulated deficit...........................................       (780,428)       (417,757)
                                                                     ----------      ----------
          Total stockholders' equity............................        888,472       1,021,143
                                                                     ----------      ----------
          Total liabilities and stockholders' equity............     $  921,086     $ 1,066,241
                                                                     ==========      ==========

                            See accompanying notes.

                                  GO2NET, INC.

                            STATEMENT OF OPERATIONS

                                                                           PERIOD FROM INCEPTION
                                                    THREE MONTHS ENDED      (FEBRUARY 12, 1996)
                                                    DECEMBER 31, 1996    THROUGH SEPTEMBER 30, 1996
                                                    ------------------   --------------------------
    Operating expenses:
      Advertising and marketing...................      $   12,512               $   10,150
      Product development.........................         137,395                  137,159
      General and administrative..................         220,044                  283,832
                                                         ---------                ---------
              Total operating expenses............         369,951                  431,141
                                                         ---------                ---------

    Loss from operations..........................        (369,951)                (431,141)
    Interest income, net..........................           7,280                   13,383
                                                         ---------                ---------
    Net loss......................................      $ (362,671)              $ (417,757)
                                                         =========                =========
    Net loss per share............................      $    (0.14)              $    (0.16)
    Common shares and common equivalent shares                                    2,548,680
      used to calculate net loss per share........       2,644,260

                            See accompanying notes.

                                  GO2NET, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

      PERIOD FROM INCEPTION (FEBRUARY 12, 1996) THROUGH SEPTEMBER 30, 1996
                 AND THREE MONTH PERIOD ENDED DECEMBER 31, 1996

                                CUMULATIVE REDEEMABLE
                                CONVERTIBLE PREFERRED         COMMON STOCK         SUBSCRIPTION                       TOTAL
                                ----------------------   -----------------------      NOTES       ACCUMULATED     STOCKHOLDERS'
                                 SHARES      AMOUNT        SHARES       AMOUNT      RECEIVABLE      DEFICIT          EQUITY
                                --------   -----------   ----------   ----------   ------------   -----------   -----------------
Cash received for common stock
  sold to founders............                            1,390,000   $   13,900                                   $    13,900
Issuance of common stock at no
  cost........................                              229,100
Sale of preferred stock.......   927,500   $ 1,505,000                              $  (80,000)                      1,425,000
Net loss for period from
  Inception (February 12,
  1996) through September 30,
  1996........................                                                                     $(417,757)         (417,757)
                                --------   -----------   ----------   ----------   ------------   -----------   -----------------
Balance at September 30,
  1996........................   927,500     1,505,000    1,619,100       13,900       (80,000)     (417,757)        1,021,143
Payment of note receivable....                                                          80,000                          80,000
Issuance of common stock at no
  cost........................                               35,500
Conversion of preferred
  stock.......................  (927,500)   (1,505,000)     927,540    1,505,000
Sale of common stock..........                               75,000      150,000                                       150,000
Net loss for three month
  period ended December 31,
  1996........................                                                                      (362,671)         (362,671)
                                --------   -----------   ----------   ----------   ------------   -----------   -----------------
                                   --          --         2,657,100   $1,668,900       --          $(780,428)      $   888,472
                                =========  ============  ==========   ==========   ===========    ===========      ===========

                            See accompanying notes.

                                  GO2NET, INC.

                            STATEMENT OF CASH FLOWS

                                                                          PERIOD FROM INCEPTION
                                                          THREE MONTH      (FEBRUARY 12, 1996)
                                                         PERIOD ENDED            THROUGH
                                                       DECEMBER 31, 1996   SEPTEMBER 30, 1996
                                                       -----------------  ---------------------
Operating activities:
  Net loss............................................     $(362,671)          $  (417,757)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.......................        21,620                19,278
Changes in assets and liabilities:
  Prepaid expenses....................................                              (8,216)
  Other assets........................................        (1,000)               (1,758)
  Accrued expenses....................................       (12,483)               45,098
                                                           ---------            ----------
Net cash used in operating activities.................      (354,534)             (363,355)
Investing activities:
  Acquisition of property and equipment...............       (25,213)             (197,202)
  Other assets........................................       (23,057)              (12,601)
                                                           ---------            ----------
Net cash used in investing activities.................       (48,270)             (209,803)
Financing activities:
  Proceeds from issuance of 9% Cumulative Redeemable
     Convertible Preferred Stock......................        80,000             1,425,000
  Proceeds from issuance of common stock..............       150,000                13,900
                                                           ---------            ----------
Net cash provided by financing activities.............       230,000             1,438,900
                                                           ---------            ----------
Net increase in cash and cash equivalents.............      (172,804)              865,742
Net cash and cash equivalents at beginning of
  period..............................................       865,742                    --
                                                           ---------            ----------
Cash and cash equivalents at end of period............     $ 692,938           $   865,742
                                                           =========            ==========

                            See accompanying notes.

                                  GO2NET, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business

     go2net, Inc. (the "Company") was incorporated in the State of Delaware on February 12, 1996 (operations began in March 1996). The Company is an interactive technology and media company that provides through its Internet site proprietary content and commodity information relating to business and finance, sports and the Internet. In addition, the Company offers a search/index guide that combines various existing search/index guides into one guide (a "metasearch engine") and a Java-based desktop content delivery system.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

  Trademarks and Other Intangible Assets

     Trademarks and other intangibles are included with "Other Assets" and are being amortized over a useful life of three years.

  Concentration of Credit Risk

     Financial instruments potentially subjecting the Company to concentration of credit risk consist primarily of cash equivalents with one financial institution. Management believes the financial risks associated with such deposits are minimal.

  Use of Estimates

     The Company's management has made a number of estimates and assumptions relating to the reporting of assets, liabilities, and expenses to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

  Income Taxes

     The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of changes in tax rates is recognized in income in the period that includes the enactment date.

  Net Loss Per Share

     Net loss per share is computed using the weighted average number of shares of common stock and preferred stock outstanding during such period, including shares of common stock issued after such period. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, 9% Cumulative Convertible Redeemable Preferred Stock and common stock issued by the Company at prices below the assumed public offering price during the twelve-month period prior to the proposed offering have been included in the

                                  GO2NET, INC.

1.  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES -- (CONTINUED)
calculation as if they were outstanding throughout the periods presented regardless of whether they are antidilutive (using the treasury stock method at an assumed public offering price of $8.00).

  Stock-Based Compensation

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 will be effective for fiscal years beginning after December 15, 1995, and will require that the Company either recognize in its financial statements costs related to its stock option plan, or make pro forma disclosures of such costs in a footnote to the financial statements.

     The Company will continue to use the intrinsic value-based method of Accounting Principles Opinion No. 25, as allowed under SFAS No. 123, to account for all of its stock option plan. Therefore, in its financial statements for fiscal 1997, the Company will make the required pro forma disclosures in a footnote to the financial statements. Implementation of SFAS No. 123 will have no effect on the Company's results of operations or financial position.

2.  BALANCE SHEET COMPONENTS

  Cash and Cash Equivalents

     The carrying value of cash and cash equivalents consisted of:

                                                               DECEMBER 31,   SEPTEMBER 30,
                                                                   1996           1996
                                                               ------------   -------------
        Cash.................................................    $ 69,975       $  25,354
        Money market balances................................     622,963         840,388
                                                                 --------        --------
        Cash and cash equivalents............................    $692,938       $ 865,742
                                                                 ========        ========

     The carrying value of the Company's cash equivalents approximate their fair values based on quoted market prices.

  Property and Equipment

     A summary of property and equipment follows:

                                                                               SEPTEMBER
                                                               DECEMBER 31,       30,
                                                                   1996           1996
                                                               ------------   ------------
        Computer equipment...................................    $184,510       $160,756
        Office equipment.....................................      28,884         27,425
        Leasehold improvements...............................       7,221          7,221
        Other................................................       1,800          1,800
                                                                 --------       --------
                                                                  222,415        197,202
        Less accumulated depreciation and amortization.......     (37,936)       (17,874)
                                                                 --------       --------
                                                                 $184,479       $179,328
                                                                 ========       ========

3.  INCOME TAXES

     As of December 31, 1996 and September 30, 1996, the Company had approximately $749,000 and $394,000, respectively, of net operating losses for federal income tax purposes, which expire in 2011. Utilization of the Company's net operating loss carry forwards may be subject to annual limitations if there is deemed to be a change in control (Section 382).

                                  GO2NET, INC.

3.  INCOME TAXES -- (CONTINUED)
     The tax effects of temporary differences that give rise to significant portions of deferred tax assets are presented below:

                                                               DECEMBER 31,   SEPTEMBER 30,
                                                                   1996           1996
                                                               ------------   -------------
        Depreciation and amortization........................    $ (1,845)      $  (6,304)
        Net operating losses.................................     262,041         133,953
        Accruals, reserves and other.........................       9,152          12,540
                                                                ---------
                                                                  269,348         140,189
        Less valuation allowance.............................    (269,348)       (140,189)
                                                                ---------
                                                                 $     --       $      --
                                                                =========

4.  STOCKHOLDERS' EQUITY

  9% Cumulative Convertible Redeemable Preferred Stock

     Each share of 9% Cumulative Convertible Redeemable Preferred Stock ("Preferred Stock") can, at the option of the holder, be converted to one share of common stock. Holders of the Preferred Stock are entitled to cumulative dividends when and if declared by the Board of Directors at a rate per share equal to 9% of the original purchase price paid per share of the Preferred Stock. Such accumulated and unpaid dividends shall, whether or not declared, upon conversion of the Preferred Stock, be forgiven.

     Holders of Preferred Stock have a liquidation preference equal to the price paid at issuance plus all declared but unpaid dividends, which was $1,505,000 at September 30, 1996. Any remaining assets shall be distributed ratably among holders of the common stock and the Preferred Stock as a single class. The Company may, at its discretion, redeem the outstanding Preferred Stock by paying the original purchase price plus accumulated and unpaid dividends.

     Each share of Preferred Stock is entitled to one vote per share, voting together with the common stock as a single class.

     In November , 1996, the holders of 927,500 shares of the Preferred Stock exercised their rights to convert those shares to 927,500 shares of common stock.

  Common Stock

     From Inception (February 12, 1996) through September 30, 1996, the Company sold 1,390,000 shares to its founders at par value and during the three month period ended December 31, 1996 sold 75,000 shares of common stock for $2.00 per share to a member of its Board of Directors. The Company also issued 264,600 shares to employees and independent contractors. The Company has the right, at any time after termination of such employees' and independent contractors' employment or service, to repurchase certain common shares at the price per share paid by the employee or independent contractor. The Company's right to repurchase lapses with respect to the shares held by the employees and independent contractors over varying periods of time but generally within three years of the purchase or issuance date. There were 172,150 shares of common stock subject to repurchase by the Company at December 31, 1996.

     On December 27, 1996, the Board of Directors approved the filing of a registration statement by the Company with the Securities and Exchange Commission covering the proposed sale of shares of its common stock to the public.

                                  GO2NET, INC.

5.  LEASES

     The Company has two short-term noncancelable leases for its facilities. Rental expense from those leases amounted to approximately $34,600 for the period from inception (February 12, 1996) through September 30, 1996 and $24,050 for the three month period ended December 31, 1996.

6.  STOCK OPTION PLAN

     In 1996, the Board of Directors adopted a Stock Option Plan providing for the issuance of common stock options to employees and directors of the Company and independent contractors. The stock options are either incentive or non-qualified stock options.

     The option price for stock options granted under the Stock Option Plan is determined by the Stock Option Committee of the Board of Directors. Incentive stock options may be granted at not less than 100% of the fair market value per share at the date of grant as determined by the Board of Directors or committee thereof, except for incentive options granted to a person owning greater than 10% of the total combined voting power of all classes of the Company's stock, for which the exercise price of the options must be not less than 110% of the fair market value.

     As of December 31, 1996, the Company had granted options that allowed employees to acquire 447,500 shares of the Company's common stock. The exercise price for all such option grants is not established until (and only if) the Company's common stock is sold in an initial public offering. The exercise price for all such options will be established at a price equal to the price at which the Company's common stock would be sold in an initial public offering. Stock option plan shares generally vest over periods ranging from one to three years but no options vest until the 90th day following completion of an initial public offering of the Company's common stock.

     As of December 31, 1996, the Company had issued options that allowed independent contractors to acquire 87,000 shares of the Company's common stock. Those options generally vest over periods ranging from one to three years but no options vest until the 90th day following completion of an initial public offering of the Company's common stock. The exercise price for all such option grants is not established until (and only if) the Company's common stock is sold in an initial public offering. The exercise price for all such options will be established at a price equal to the price at which the Company's common stock would be sold in an initial public offering.

     As of December 31, 1996, the Company had reserved 750,000 shares of common stock for issuance under the Plan. The Company had a total of 534,500 options outstanding to purchase shares of common stock, none of which were exercisable. There were 215,500 options available for future grant under the Plan as of December 31, 1996.

7.  REVOLVING CREDIT AGREEMENT

     On November 20, 1996, the Company entered into a revolving credit agreement with a bank that provides for the Company to borrow up to $500,000 at the bank's prime lending rate (8.5% per annum as of December 31, 1996) plus 1% and all amounts outstanding under the agreement are due by November 15, 1997. The revolving credit agreement is guaranteed by the Chief Executive Officer and largest single stockholder of the Company.

======================================================

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    5
The Company...........................   19
Use of Proceeds.......................   20
Dividend Policy.......................   20
Capitalization........................   21
Dilution..............................   22
Selected Financial Data...............   23
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   24
Business..............................   27
Management............................   39
Certain Transactions..................   44
Principal Stockholders................   45
Description of Capital Stock..........   47
Shares Eligible for Future Sale.......   49
Underwriting..........................   51
Legal Matters.........................   53
Experts...............................   53
Additional Information................   54
Index to Financial Statements.........  F-1


     UNTIL             , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

======================================================

======================================================
                                1,600,000 SHARES

                                      LOGO

                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                             MAXWELL CAPITAL, INC.


                        NATIONAL SECURITIES CORPORATION

                                            , 1997

             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The following table sets forth various expenses in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions and the non-accountable expense allowance payable to Maxwell Capital, Inc. and National Securities Corporation. All amounts shown are estimates except for Securities and Exchange Commission registration fee and the NASD filing fee.



        Registration fee under the Securities Act.......................    $  5,245
        NASD filing fee.................................................       3,000
        Nasdaq listing fee..............................................       6,500
        Legal fees and expenses.........................................      70,000
        Accounting fees and expenses....................................      60,000
        Blue Sky fees and expenses......................................      30,000
        Printing, engraving and mailing expenses........................      17,000
        Transfer agent fees and expenses................................       5,000
        Miscellaneous...................................................       3,255
                                                                            --------
                  Total.................................................    $200,000
                                                                            ========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporate Law and the Company's Restated Certificate of Incorporation and Bylaws provide for indemnification of the Company's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee has no reasonable chance to believe were unlawful. Reference is made to the Company's Restated Certificate of Incorporation and Bylaws filed as Exhibits 3.2 and 3.3 hereof.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Since inception in February 12, 1996, the Company has issued the following securities, none of which have been registered under the Securities Act of 1933, as amended (the "Act"):

          (a) In March 1996, the Company sold an aggregate of 350,000 shares of its Preferred Stock in a private placement for an aggregate purchase price of $350,000 ($1.00 per share).

          (b) In June 1996, the Company sold an aggregate of 500,000 shares of its Preferred Stock in a private placement for an aggregate purchase price of $1,000,000 ($2.00 per share). The sole purchaser of such private placement was Xanthus Capital, L.P.

          (c) In August 1996, the Company sold an aggregate of 37,500 shares of Preferred Stock to MLS-I, LLC for an aggregate purchase price of $75,000 ($2.00 per share).

          (d) In September 1996, the Company sold 40,000 shares of Preferred Stock to two individuals in a private placement for an aggregate purchase price of $80,000 ($2.00 per share).


          (e) Between June 1, 1996 and March 31, 1997, the Company issued options to purchase an aggregate of 587,500 shares of Common Stock (none of which options have been exercised) to employees, consultants and independent contractors of the Company pursuant to the Company's 1996 Stock Option Plan.

          (f) In December 1996, the Company sold an aggregate of 75,000 shares of Common Stock to Dennis Cline for an aggregate purchase price of $150,000 ($2.00 per share).

     No underwriters were involved in any of the foregoing transactions. Such sales of stock and issuance of options were made in reliance upon an exemption from the registration provisions of the Act set forth in Section 4(2) thereof relative to the sale by an issuer not involving a public offering or the rules and regulations thereunder, or in the case of certain options to purchase shares of Common Stock, Rule 701 of the Act. All of the foregoing securities are deemed restricted securities for purposes of the Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits. The following is a list of exhibits filed as part of the Registration Statement.


EXHIBIT
  NO.                                             TITLE
-------    ------------------------------------------------------------------------------------
 1.1       Form of Underwriting Agreement.
 3.1*      Certificate of Incorporation of the Company.
 3.2*      Form of Restated Certificate of Incorporation of the Company.
 3.3*      Amended and Restated Bylaws of the Company.
 4.1*      Specimen stock certificate representing the shares of Common Stock.
 4.2       Form of Warrant to Purchase 50,000 shares of Common Stock issuable to National
           Securities Corporation.
 5.1       Opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation, as to the
           legality of the securities being sold.
10.1*      Form of Preferred Stock Subscription Agreement.
10.2*      Employment Agreement, dated March 1, 1996, between the Company and Russell C.
           Horowitz.
10.3*      Employment Agreement, dated March 1, 1996, between the Company and John Keister.
10.4*      Promissory Note, dated November 20, 1996, in the aggregate principal amount of
           $500,000 made by the Company and payable to US Bank of Washington.
10.5*      Commercial Guaranty of Russell C. Horowitz, dated November 20, 1996, guaranteeing all amounts due under the $500,000 Line of Credit between the Company and US Bank of
           Washington.
10.6*      Sublease Agreement, dated April 17, 1996, between the Company and Olympic Capital
           Management, Inc.
10.7*      Guaranty of Sublease between Olympic Capital Management and Russell C. Horowitz dated April 17, 1996.
10.8*      go2net, Inc. 1996 Stock Option Plan.
10.9       Sublease Agreement dated March 18, 1997 between Wells Fargo Bank, N.A., and the
           Company.
10.10+     License Agreement dated as of January 31, 1997 between Netbot, Inc. and the Company.
10.11+     Subscription Agreement dated as of August 7, 1996 between SportsTicker Enterprises,
           L.P. and the Company.
10.12+     S&P Comstock Information Distribution License Agreement dated as of August 16, 1996 between S&P Comstock, Inc. and the Company.
10.13+     Distributor Agreement dated as of September 6, 1996 between Comtex Scientific
           Corporation and the Company.
11.1*      Computation of Net Loss Per Share.
23.1       Consent of Ernst & Young, LLP.
23.2       Consent of Hutchins, Wheeler & Dittmar, A Professional Corporation (included in
           Exhibit 5.1 hereto).
24.1*      Power of Attorney.


---------------
 * Previously filed.

 + Confidential material omitted and filed separately with the Securities and Exchange Commission. Asterisks within such exhibits denote omissions.


     (b) Financial Statement Schedules. No financial statement schedules are filed with this Registration Statement because they are not applicable.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Certificate of Incorporation and Bylaws of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          1. For purposes of determining a liability under the Act, information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rules 424(b)(1) or (4) or 497(h) of the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          2. For the purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington on the 10th day of April, 1997.


                                          go2net, Inc.

                                          By:  /s/RUSSELL C. HOROWITZ
                                               Russell C. Horowitz
                                               President, Chief Executive
                                                  Officer,
                                               Chief Financial Officer and
                                                  Director

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                  SIGNATURE                                TITLE                      DATE
---------------------------------------------   ----------------------------   ------------------

           /s/ RUSSELL C. HOROWITZ              President, Chief Executive     April 10, 1997
---------------------------------------------   Officer, Chief Financial
             Russell C. Horowitz                Officer and Director
                                                (principal executive and
                                                accounting officer)
              /s/ MANUEL RUBIO                  Secretary and Director         April 10, 1997
---------------------------------------------
                Manuel Rubio

                      *                         Director                       April 10, 1997
---------------------------------------------
            Martin L. Schoffstall

                      *                         Director                       April 10, 1997
---------------------------------------------
                Dennis Cline


*
By:  /s/MANUEL RUBIO
        Manuel Rubio
        As Attorney-In-Fact

                                 EXHIBIT INDEX


                                                                                      SEQUENTIALLY
EXHIBIT                                                                                 NUMBERED
  NO.                                        TITLE                                        PAGE
-------    -------------------------------------------------------------------------  ------------
 1.1       Form of Underwriting Agreement...........................................
 3.1*      Certificate of Incorporation of the Company..............................
 3.2*      Form of Restated Certificate of Incorporation of the Company.............
 3.3*      Amended and Restated Bylaws of the Company...............................
 4.1*      Specimen stock certificate representing the shares of Common Stock.......
 4.2       Form of Warrant to Purchase 50,000 shares of Common Stock issuable to
           National Securities Corporation..........................................
 5.1       Opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation, as to
           the legality of the securities being sold................................
10.1*      Form of Preferred Stock Subscription Agreement...........................
10.2*      Employment Agreement, dated March 1, 1996, between the Company and
           Russell C. Horowitz......................................................
10.3*      Employment Agreement, dated March 1, 1996, between the Company and John
           Keister..................................................................
10.4*      Promissory Note, dated November 20, 1996, in the aggregate principal amount of $500,000 made by the Company and payable to US Bank of
           Washington...............................................................
10.5*      Commercial Guaranty of Russell C. Horowitz, dated November 20, 1996, guaranteeing all amounts due under the $500,000 Line of Credit between the Company and US Bank of Washington....................................
10.6*      Sublease Agreement, dated April 17, 1996, between the Company and Olympic
           Capital Management, Inc..................................................
10.7*      Guaranty of Sublease between Olympic Capital Management and Russell C.
           Horowitz dated April 17, 1996............................................
10.8*      go2net, Inc. 1996 Stock Option Plan......................................
10.9       Sublease Agreement dated March 18, 1997 between Wells Fargo Bank, N.A., and the Company..........................................................
10.10+     License Agreement dated as of January 31, 1997 between Netbot, Inc. and the Company..............................................................
10.11+     Subscription Agreement dated as of August 7, 1996 between SportsTicker
           Enterprises, L.P. and the Company........................................
10.12+     S&P Comstock Information Distribution License Agreement dated as of
           August 16, 1996 between S&P Comstock, Inc. and the Company...............
10.13+     Distributor Agreement dated as of September 6, 1996 between Comtex
           Scientific Corporation and the Company...................................
11.1*      Computation of Net Loss Per Share........................................
23.1       Consent of Ernst & Young, LLP............................................
23.2       Consent of Hutchins, Wheeler & Dittmar, A Professional Corporation
           (included in Exhibit 5.1 hereto).........................................
24.1*      Power of Attorney........................................................


---------------
* Previously filed.


+ Confidential material omitted and filed separately with the Securities and Exchange Commission. Asterisks within such exhibits denote omissions.